STOCK PURCHASE AGREEMENT among LEEDS EQUITY PARTNERS III, L.P. OTHER SELLING PARTIES PARTY HERETO, DATAMARK INC. and ECOLLEGE.COM Dated as of September 15, 2003

STOCK PURCHASE AGREEMENT dated as of September 15, 2003, (this "Agreement"), among Leeds EQUITY PARTNERS III, L.P., a Delaware limited partnership ("Principal Seller"), each other stockholder of the Company (as defined below) listed on the Seller Purchase Price Allocation Schedule, each of which shall become a party to this Agreement as described below (the "Other Sellers" and, collectively with Principal Seller, "Sellers"), Datamark Inc., a Delaware corporation (the "Company"), and eCOLLEGE.COM, a Delaware corporation ("Purchaser").

                  Purchaser desires to purchase from Principal Seller, and Principal Seller desires to sell to Purchaser, (i) all the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") owned by Principal Seller, and (ii) all the issued and outstanding shares of Series A Preferred Stock, par value $1.00 per share, of the Company (the "Preferred Stock") owned by Principal Seller.

                  Purchaser desires to purchase from each Other Seller that has executed this Agreement, and each Other Seller that has executed this Agreement desires to sell to Purchaser, (i) all the issued and outstanding shares of Common Stock owned by such Other Seller, and (ii) all the issued and outstanding shares of Preferred Stock owned by such Other Seller.

                  Pursuant to paragraph 6(b) of the Stockholders Agreement dated as of June 21, 2000 (the "Stockholders Agreement"), among the Company, Principal Seller and the Other Sellers, Principal Seller will exercise its right to cause each Other Seller that has not executed this Agreement on or prior to the Closing to sell its shares of Common Stock and Preferred Stock at the Closing on and be bound by the terms and conditions set forth in this Agreement and to be described in the written notice delivered by Principal Seller to the Company and to such Other Sellers (the "Sale Notice").

                  Pursuant to paragraph 3(c) of each Executive Stock Agreement dated as of June 21, 2000, among the Company, Principal Seller and each Other Seller (each an "Executive Stock Agreement" and collectively, the "Executive Stock Agreements"), all shares of Common Stock that are subject to vesting restrictions, as set forth in the Executive Stock Agreements, and that have been earned on or prior to the Closing (including after giving effect to any accelerated earning schedule provided for in the Management Incentive Plan of the Company adopted on January, 2003 (the "Management Incentive Plan")), shall become vested at Closing and shall be purchased with all other shares of Common Stock.

                  Pursuant to the Company's Phantom Stock Plan adopted as of January 1, 2002 (the "Phantom Stock Plan"), each participant in the Phantom Stock Plan will (i) become vested in all shares of phantom stock (the "Phantom Stock") created pursuant thereto; and (ii) elect to have their Phantom Stock account liquidated upon the Closing.

The Common Stock, Preferred Stock and Phantom Stock owned by the Sellers represents 100% of the equity interests of the Company on a fully diluted basis.
ARTICLE I
Purchase and Sale of Stock; Closing

                  Section 1.01.  Interpretation; Definitions. (a)  The headings contained in this Agreement, any Exhibit (as defined below) hereto, any Seller Disclosure Schedule, the Company Disclosure Schedule or the Purchaser Disclosure Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, any Seller Disclosure Schedule, the Company Disclosure Schedule or the Purchaser Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. The words "include" or "including" and variations thereof shall be deemed to be followed by the words "without limitation." Any references to names in the singular shall be deemed to include the plural and vice versa. When a reference is made in this Agreement to a Section or an Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

(b) For all purposes hereof:

                  (1)  "Acquisition" means the purchase and sale of the shares of Common Stock and Preferred Stock pursuant to this Agreement and, to the extent applicable, pursuant to the Stockholders Agreement and the Executive Stock Agreement.

                  (2)  "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. An "affiliate" of a natural person shall additionally mean any other natural person who is related to the individual, the individuals spouse and any person related to such persons within the second degree.

(3) "Applicable Law" means any statute, law, ordinance, rule or regulation.
(4) "Capital Leases" means the capital leases set forth on Schedule 1.01(b)(4).

                  (5)  "Cash Purchase Price" means $58,000,000, in cash minus the sum of (i) the Credit Facility Amount, (ii) the outstanding principal and accrued but unpaid interest, fees and other amounts payable (including any prepayment penalties) as of the Closing Date with respect to the Capital Leases and any other Indebtedness (other than Indebtedness with respect to the Credit Facility), and (iii) the amount of Transaction Expenses.

(6) "Closing Escrow Agent" means a financial institution mutually acceptable to Principal Seller and Purchaser, in its capacity as escrow agent under the Closing Escrow Agreement.

                  (7)  "Closing Escrow Agreement" means that certain Closing Escrow Agreement to be entered into by and among Closing Escrow Agent, Purchaser and the Sellers at Closing in the form attached hereto as Exhibit H pursuant to which the Closing Escrow Amount shall be placed in escrow.

                  (8)  "Closing Escrow Amount" means the sum of (i) Cash Purchase Price, (ii) the Credit Facility Amount and (iii) the amount of Transaction Expenses; minus the sum of (i) any Working Capital Underage, (ii) the Working Capital Adjustment Escrow Amount and (iii) the Indemnification Escrow Amount.

(9) "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.

                  (10)  "Company Material Adverse Effect" shall mean a material adverse effect (i) on the business, assets or results of operations of the Company or (ii) on the ability of the Company to consummate the Acquisition and the other transactions contemplated hereby; provided that the term "Company Material Adverse Effect" shall not include any event or occurrence arising from (x) changes resulting from any individual that is employed by the Company as of the date of this Agreement resigning or quitting or (y) changes resulting from the general public awareness of Sellers' intention to sell the Company or resulting from the execution of this Agreement or announcement thereof.

(11) "Confidentiality Agreement" means the confidentiality agreement dated as of June 11, 2003, among Purchaser, the Company and BMO Nesbitt Burns Corp.
(12) "Consent" means any consent, approval, license, permit, order or authorization.
(13) "Contract" means any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement.
(14) "Credit Facility" means the Credit Agreement dated as of June 21, 2000, between the Company and Wells Fargo Bank, National Association, together with any amendments thereto.

                  (15)  "Credit Facility Amount" means the outstanding principal and accrued but unpaid interest, fees and other amounts payable (including any prepayment penalties) as of the Closing Date (including the current portion thereof) with respect to the Credit Facility.

                  (16)  "Damages" includes any loss, damage, injury, decline in value, Liability, charge, cost, demand, settlement, judgment, award, fine, penalty, Tax, fee or expense (including any reasonable expenses of investigation and reasonable legal fees and disbursements).

(17) "DOJ" means the United States Department of Justice.

                  (18)  "Environmental Laws" means any and all Applicable Laws, Judgments and Permits issued, promulgated or entered into by or with any Governmental Entity as of the Closing Date, relating to the environment, the protection, preservation or reclamation of natural resources, or to the management, treatment, emission, discharge, use, handling, storage, removal, cleanup, decontamination, discharge, disposal or release of Hazardous Materials.

(19) "Escrow Agreements" means the Closing Escrow Agreement, Working Capital Adjustment Escrow Agreement and the Indemnification Escrow Agreement.
(20) "FTC" means the United States Federal Trade Commission.
(21) "GAAP" means United States generally accepted accounting principles in effect as of the Closing Date, consistently applied.

                  (22)  "Governmental Entity" means any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

                  (23)  "Hazardous Materials" means (1) petroleum products and byproducts, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas and chlorofluorocarbons; and (2) any other material, substance or waste that is prohibited or regulated pursuant to any Environmental Law.

(24) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                  (25)  "Indebtedness" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business of such Person which are not more than 30 days past due), (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (iii) the principal amount of all obligations under or in respect of capitalized leases, (iv) the then drawable stated amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder and (v) all payment obligations of such Person under any interest rate protection agreements and similar agreements to the extent constituting a liability under GAAP.

(26) "Indemnification Escrow Agent" means a financial institution mutually acceptable to Principal Seller and Purchaser, in its capacity as escrow agent under the Indemnification Escrow Agreement.

                  (27)  "Indemnification Escrow Agreement" means that certain indemnification escrow agreement to be entered into by and among Indemnification Escrow Agent, Purchaser and the Sellers at Closing in the form attached hereto as Exhibit C pursuant to which the Indemnification Escrow Amount shall be placed in escrow.

(28) "Indemnification Escrow Amount" shall mean $5,000,000.

                  (29)  "Intellectual Property" means any patent (including all reissues, divisions, continuations and extensions thereof), patent application, trademark, trademark registration, trademark application, servicemark, trade name, business name, brand name, copyright, copyright registration, design, design registration, or any right to any of the foregoing.

(30) "Judgment" means any judgment, order or decree.

                  (31)  "knowledge of the Company" means (i) the actual current knowledge of Arthur E. Benjamin, Thomas L. Dearden, Kevin A. Bodily, Jonathan Newcomb, Peter A. Lyons and Jeffrey T. Leeds or (ii) the knowledge such persons would reasonably be expected to have as a result of discharging their official duties in a reasonable manner.

                  (32)  "Leeds Weld Consulting Agreement" means that certain Consulting Agreement in the form of Exhibit A-1 to be entered into by and between Leeds Equity Advisors, Inc. and the Purchaser and delivered at Closing.

                  (33)  "Leeds Weld Noncompetition and Confidentiality Agreement" means that certain Noncompetition and Confidentiality Agreement in the form of Exhibit A-2 to be entered into by and between Principal Seller and the Purchaser and delivered at Closing.

                  (34)  "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, whether or not the same is required to be accrued on the financial statements of such Person.

(35) "Ordinary Course of Business": An action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:
(a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

                  (b)  does not require authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

                  (c)  is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

                  (36)  "Other Seller Noncompetition and Confidentiality Agreements" means those certain Noncompetition and Confidentiality Agreements in the form of Exhibit I to be entered into by and between Purchaser, on the one hand, and each of the Sellers identified on Schedule 1.04(a)(v), on the other hand, to be delivered at the Closing.

(37) "Permit" means all certificates, licenses, permits, authorizations or approvals issued or granted to the Company.
(38) "Person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
(39) "Preferred Stock Per Share Amount" shall be equal to the sum of (i) $100.00 and (ii) all accrued and unpaid dividends per share of Preferred Stock.
(40) "Preferred Stock Redemption Value" shall be equal to the Preferred Stock Per Share Amount multiplied by the number of shares of Preferred Stock outstanding on the Closing Date.

                  (41)  "Purchaser Common Stock" means the 150,000 shares of Purchaser's Common Stock, par value $0.01 per share, subject to adjustment for any stock splits, stock dividends or comparable events prior to the Closing Date.

                  (42)  "Purchaser's Securities" means the Purchaser Common Stock and the Seller Notes issued by the Purchaser to the Sellers as partial payment of the Total Consideration pursuant to the terms of this Agreement.

(43) "Registration Rights Agreement" means the Registration Rights Agreement dated the date hereof, substantially in the form of Exhibit B.

                  (44)  "Seller Notes" means (i) those certain five-year subordinated promissory notes, in the aggregate original principal amount of $7,000,000, each in the form attached hereto as Exhibit D-1 and (ii) those certain five-year subordinated promissory notes, in the aggregate original principal amount of $5,000,000, each in the form attached hereto as Exhibit D-2.

(45) "Seller Material Adverse Effect" means, with respect to any Seller, a material adverse effect on the ability of such Seller to consummate the transactions contemplated hereby.

                  (46)  "Seller Purchase Price Allocation Schedule" shall mean the final schedule to be delivered by Principal Seller to Purchaser, on behalf of the Sellers, no later than five business days prior to Closing, setting forth the respective percentages of each element of the Total Consideration to be received by each Seller and participant in the Phantom Stock Plan at Closing. A preliminary draft of the Seller Purchase Price Allocation Schedule setting forth the above referenced information as of the date hereof and the formulas used to calculate the respective percentages on a daily basis is attached hereto as Schedule 1.01(b)(46).

                  (47)  "subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body, or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person or by another subsidiary of such first Person.

(48) "Tax" shall mean all forms of taxation or duties imposed, or required to be collected or withheld, including charges, together with any related interest, penalties or other additional amounts.

                  (49)  "Tax Return" shall mean any return, filing, report, questionnaire, information statement or other document required to be filed, including any amendments that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

(50) "Taxing Authority" shall mean any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.

                  (51)  "Total Consideration" means the sum of (i) $58,000,000, (ii) the aggregate principal amount of Seller Notes and (iii) the aggregate market value as of the Closing Date of the Purchaser Common Stock delivered to the Sellers at the Closing.

                  (52)  "Transaction Documents" means this Agreement, the Leeds Weld Consulting Agreement, the Leeds Weld Noncompetition and Confidentiality Agreement, the Other Seller Noncompetition and Confidentiality Agreements, the Registration Rights Agreement, the Seller Notes, Closing Escrow Agreement, the Indemnification Escrow Agreement, the Working Capital Adjustment Escrow Agreement, the release for liquidation of Phantom Stock Accounts together with such other agreements, certificates and documents delivered at Closing.

                  (53)  "Transaction Expenses" means all of the fees and expenses of the following Persons incurred prior to the Closing relating to the transactions contemplated hereby for which the Company is responsible: (i) Leeds Equity Advisors, Inc., and affiliates, (ii) BMO Nesbitt Burns Corp., (iii) Cravath, Swaine & Moore LLP, special counsel to the Company, (iv) Ernst & Young, (v) Deloitte & Touche (provided that with respect to the Deloitte & Touche audit of the June 30, 2003 financial statements of the Company all expenses not in excess of $40,000 shall be paid by Purchaser), (vi) CT Corporation and (vii) Ray, Quinney & Nebeker, counsel to the Company to the extent relating to the Acquisition and related transactions.

                  (54)  "Working Capital Adjustment Escrow Agreement" means that certain Working Capital Adjustment Escrow Agreement to be entered into by and among the Working Capital Escrow Agent, Purchaser and the Sellers at Closing in the form attached hereto as Exhibit E pursuant to which the Working Capital Escrow Amount shall be placed in escrow.

(55) "Working Capital Adjustment Escrow Amount" means $1,000,000 plus the amount of any Working Capital Overage or Working Capital Underage (which shall be treated as a positive amount).
(56) "Working Capital Escrow Agent" means a financial institution mutually acceptable to Principal Seller and Purchaser, in its capacity as escrow agent under the Working Capital Escrow Agreement.
(d) The following terms have the meaning set forth in the Sections set forth below:
Term	Location
Accounting Firm	Section 1.05(b)
Balance Sheet	Section 3.05
Balance Sheet Principles	Section 1.05(d)
Base Amount	Section 1.02
Closing	Section 1.03
Closing Date	Section 1.03
Closing Date Balance Sheet	Section 1.05(a)
Closing Financial Statements	Section 1.05
Closing Working Capital	Section 1.05(d)
Common Stock	Preamble
Company	Preamble
Company Benefit Plans	Section 3.13(a)
Company Contracts	Section 3.09(b)
Company Disclosure Schedule	Article III
Company Intellectual Property	Section 3.08
Company Property	Section 3.07
Continued Employee	Section 5.14
Current Assets	Section 1.05(d)
Current Liabilities	Section 1.05(d)
ERISA	Section 3.13(a)
Executive Stock Agreements	Preamble
Financial Statements	Section 3.05
Financings	Section 4.06
FIRPTA Certificate	Section 1.04(a)
Indemnified Purchase Party	Section 8.04
Indemnified Seller Party	Section 8.04
Indemnified Tax Claim	Section 5.17
Indemnitee	Section 8.02(a)
Joint Tax Claim	Section 5.17
Leased Property	Section 3.07
Liens	Section 3.06(a)
Management Incentive Plan	Preamble
Notice of Disagreement	Section 1.05(b)
Other Sellers	Preamble
Owned Property	Section 3.07
Participant	Section 5.21
Permitted Liens	Section 3.06(a)
Phantom Stock	Preamble
Phantom Stock Plan	Preamble
Phase I	Section 5.11
Preclosing Tax Period	Section 5.17
Preferred Stock	Preamble
Purchaser Disclosure Schedule	Article IV
Principal Seller	Preamble
Proceeding	Section 3.12
Purchaser	Preamble
Purchaser Indemnified Party	Section 8.04
Purchaser Material Adverse Effect	Section 4.01
Real Estate Encumbrances	Section 3.07(b)
Sale Notice	Preamble
Securities Act	Section 3.19
Seller Disclosure Schedule	Article II
Seller Indemnified Party	Section 8.04
Sellers	Preamble
Separate Covenant	Section 8.02
Separate Representative	Section 8.02
Statement	Section 1.05(a)
Straddle Period	Section 5.17
Stockholders Agreement	Preamble
Tax Claim	Section 5.17
Third Party Claim	Section 8.04
Transaction Expenses	Section 1.04(i)
Voting Company Debt	Section 3.02(a)
Working Capital Estimate	Section 1.02
Working Capital Overage	Section 1.02
Working Capital Underage	Section 1.02

Section 1.02 Purchase and Sale of Common Stock and Preferred Stock; Liquidation of Phantom Stock Accounts. (a) On the terms and subject to the conditions of this Agreement, at the Closing,

           (i)  each Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase from such Seller, the shares of Common Stock owned by such Seller (as set forth on the Seller Purchase Price Allocation Schedule), free and clear of all Liens;

           (ii)  each Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase from such Seller, the shares of Preferred Stock owned by such Seller (as set forth on the Seller Purchase Price Allocation Schedule), free and clear of all Liens;

           (iii)  Purchaser shall deliver to the Closing Escrow Agent, to be held pursuant to the terms of the Closing Escrow Agreement, (a) the Closing Escrow Amount, (b) the Seller Notes to be issued to each Seller and (c) certificates representing the Purchaser Common Stock to be issued to each Seller;

           (iv)  Purchaser shall deliver to the Working Capital Escrow Agent, to be deposited and held pursuant to the terms of the Working Capital Adjustment Escrow Agreement and this Agreement, the Working Capital Adjustment Escrow Amount;

(v) Purchaser shall deliver to the Indemnification Escrow Agent, to be deposited and held pursuant to the terms of the Indemnification Escrow Agreement, the Indemnification Escrow Amount;

           (vi)  Purchaser and Principal Seller, on behalf of itself and all the Other Sellers shall deliver joint written instructions specifying the release of the funds, Seller Notes and certificates representing the Purchaser Common Stock delivered to the Closing Escrow Agent pursuant to Section 1.02(a)(iii); and

(vii) Each participant in the Phantom Stock Plan shall deliver a release evidencing such participant's election to liquidate their Phantom Stock in the form attached as Exhibit F.

                  (b)  At least five business days prior to the Closing Date, a representative of the Company, on behalf of the Sellers, shall deliver to Purchaser (i) the Seller Purchase Price Allocation Schedule and (ii) a good faith estimate (the "Working Capital Estimate") of Closing Working Capital (as defined in Section 1.05(d)) prepared in accordance with GAAP as modified by the Balance Sheet Principles (as defined in Section 1.05(d)) and the resulting Working Capital Overage or Working Capital Underage. A "Working Capital Overage" shall exist when (and shall be equal to the amount by which) the Working Capital Estimate exceeds $800,000 (the "Base Amount"). A "Working Capital Underage" shall exist when (and shall be equal to the amount by which) the Base Amount exceeds the Working Capital Estimate.

                  Section 1.03.  Closing Date. The closing of the Acquisition (the "Closing") shall take place at the offices of Holme Roberts & Owen, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203, at 10:00 a.m. on the last day of the month of the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Section 6.01 (or if fewer than two business days remain in such month, the last day of the following month), or, if on such day any condition set forth in Section 6.02 or 6.03 has not been satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article VI have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between Principal Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date". If all conditions to the Purchaser's obligations to complete the Closing set forth in Sections 6.01 and 6.02 have been satisfied, but Purchaser does not complete the Closing within the time period set forth in the first sentence of this Section 1.03, then without prejudice to any other rights or claims of the Sellers hereunder, Principal Seller may, at its sole discretion upon the request of Purchaser, grant Purchaser a temporary waiver from its obligations to complete the Closing; provided that in consideration for any such waiver and in addition to the Total Consideration and regardless of whether the Closing Date shall occur, Purchaser shall pay to Principal Seller, for the benefit of all Sellers, a waiver fee of 0.833% of the sum of the Cash Purchase Price and $12 million for each 30-day period or portion thereof following the date Purchaser was obligated to close pursuant to the first sentence of this Section 1.03 that the Closing shall not have occurred and this Agreement shall not have been terminated pursuant to Article VII. The full amount of any waiver fee shall be paid upon the earlier to occur of the Closing Date or such termination; provided, however, that such fee shall not be due or payable in the event of any termination of this Agreement pursuant to Section 7.01(a)(iii).

Section 1.04. Transactions To Be Effected at the Closing. At the Closing:

                  (a)  each Seller shall deliver to Purchaser: (i) certificates representing such Seller's shares of Common Stock, as set forth next to such Seller's name on the Seller Purchase Price Allocation Schedule; (ii) certificates representing such Seller's shares of Preferred Stock, as set forth next to such Seller's name on the Seller Purchase Price Allocation Schedule, in each case duly endorsed to Purchaser or accompanied by stock powers duly endorsed to Purchaser, in proper form for transfer, with appropriate stock transfer Tax stamps, if any, affixed, which, together with the certificates delivered to Purchaser by each other Seller, shall represent 100% of the shares of Common Stock and Preferred Stock of the Company outstanding as of the Closing Date; (iii) if such Seller is a participant in the Phantom Stock Plan, documents evidencing that such Seller has been paid all amounts owing to such Seller pursuant to the Phantom Stock Plan and releasing the Company from any further Liability with respect to the Phantom Stock Plan; (iv) if such Seller is a party to an Executive Stock Agreement, documents evidencing that such Seller has received the shares of restricted Common Stock issuable to such Seller in connection with such Executive Stock Agreement and releasing the Company from any Liability with respect to the shares of restricted Common Stock to be issued pursuant to such Executive Stock Agreement; (v) if such Seller is identified on Schedule 1.04(a)(v), a counterpart of an Other Seller Noncompetition and Confidentiality Agreement executed by such Seller and (vi) a certificate dated as of the Closing Date stating such Seller's name, tax identifying number and address, stating that such Seller is not a "foreign person", sworn to under penalties of perjury and otherwise in form and substance sufficient to satisfy the requirement of Treasury Regulation Section 1.1445-2(b)(2) (the "FIRPTA Certificate").

                  (b)  Purchaser shall deliver to Closing Escrow Agent, (i) cash in an amount equal to the Closing Escrow Amount, (ii) the Seller Notes to be issued to each Seller and (iii) certificates representing the Purchaser Common Stock to be issued to each Seller.

                  (c)  Pursuant to the terms of the Closing Escrow Agreement, Closing Escrow Agent shall (i) deliver by wire transfer to such bank account of Wells Fargo Bank, National Association designated in writing by the Company (such designation to be made at least three business days prior to the Closing Date), immediately available funds in an amount equal to the Credit Facility Amount, as shown on payoff letters obtained by the Company from Wells Fargo Bank, National Association and delivered to Purchaser at least one day prior to the Closing Date, (ii) deliver payment to the applicable accounts designated therefor of all Transaction Expenses, (iii) deliver payment of all amounts required to liquidate all outstanding Phantom Stock accounts, and (iv) deliver the remainder of the Closing Escrow Amount and deliver the Seller Notes and the certificates representing the Purchaser Common Stock in accordance with the Seller Purchase Price Allocation Schedule.

(d) Purchaser shall deliver to the Working Capital Escrow Agent the Working Capital Adjustment Escrow Amount to be held pursuant to the Working Capital Adjustment Escrow Agreement; and
(e) Purchaser shall deliver to the Indemnification Escrow Agent the Indemnification Escrow Amount to be held pursuant to the Indemnification Escrow Agreement; and

                  Section 1.05.  Purchase Price Adjustment. (a)  Within 45 days after the Closing Date, Purchaser shall cause the Company to prepare and deliver to Principal Seller financial statements (the "Closing Financial Statements") of the Company as of and for the period ending on the Closing Date, which Closing Financial Statements shall (i) be audited by Deloitte & Touche and (ii) include, a balance sheet which shall set forth the assets and liabilities of the Company as of the close of business on the Closing Date (the "Closing Date Balance Sheet") and a statement (the "Statement") of the Closing Working Capital (as defined in Section 1.05(d)) derived from the Closing Date Balance Sheet, and a certificate of Purchaser and the Company that the Closing Date Balance Sheet and the Statement have been prepared in compliance with this Section 1.05.

                  (b)  The Closing Date Balance Sheet and the Statement shall become final and binding upon the parties on the 45th day following delivery thereof, unless Principal Seller gives written notice of its disagreement with the Closing Date Balance Sheet and the Statement (a "Notice of Disagreement") to Purchaser prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) be limited to whether the items in dispute were determined in accordance with the standards set forth in this Section 1.05 and whether there were mathematical errors in the Closing Date Balance Sheet and the Statement. If a Notice of Disagreement is received by Purchaser in a timely manner, then the Closing Date Balance Sheet and the Statement (as revised in accordance with this sentence) shall become final and binding upon Sellers and Purchaser on the earlier of (A) the date Principal Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the 30-day period following the delivery of a Notice of Disagreement, Principal Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 30-day period, if a resolution has not been reached, Principal Seller or Purchaser shall submit to an independent accounting firm (the "Accounting Firm") for arbitration, in accordance with the standards set forth in this Section 1.05, any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The Accounting Firm shall be PricewaterhouseCoopers or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Principal Seller and Purchaser. Principal Seller and Purchaser shall use commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within 30 days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the items in dispute were determined in accordance with the standards set forth in this Section 1.05 and whether there were mathematical errors in the Closing Date Balance Sheet and the Statement, and the Accounting Firm is not to make any other determination, including any determination as to whether GAAP was followed for the Balance Sheet or the Closing Date Balance Sheet and the Statement or as to whether the Base Amount (as defined in Section 1.02) is correct. The Accounting Firm's decision may be based on written and oral submissions by Principal Seller and Purchaser and their respective representatives. The Principal Seller and Purchaser shall furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information relating to the matters that remain in dispute as the Accounting Firm may request and are available to that party or its agents and shall be afforded the opportunity to present to the Accounting Firm any material relating to the disputed matters and to discuss the disputed matters with the Accounting Firm. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 1.05 shall be borne by Purchaser and Sellers in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

                  (c)  Within 10 business days after the Working Capital Statement becomes final and binding on the parties, the parties shall submit instructions to the Working Capital Escrow Agent to deliver to (A) Purchaser, the lesser of (i) the amount held pursuant to the Working Capital Adjustment Escrow Agreement and (ii) the amount, if any, by which the Base Amount exceeds Closing Working Capital and (B) the Principal Seller, on behalf of all of the Sellers, any remaining amount held pursuant to the terms of the Working Capital Adjustment Escrow Agreement. Payment shall be made to each applicable party in accordance with the terms of the Working Capital Adjustment Escrow Agreement. If the Base Amount is less than the Closing Working Capital, then in addition to the distribution by the Working Capital Escrow Agent set forth above, the Purchaser shall make a payment to the Principal Seller, on behalf of all of the Sellers, by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its LIBOR rate for six-month borrowings, calculated on the basis of the actual number of days elapsed divided by 360, from the Closing Date to the date of payment. Conversely, if the funds in the Working Capital Adjustment Escrow Agreement are insufficient to pay the amount by which the Base Amount is more than the Closing Working Capital, then in addition to the distribution by the Working Capital Escrow Agent set forth above each Seller shall make a payment to the Purchaser by wire transfer in immediately available funds of its pro rata share (based on the percentage held by such Seller of the aggregate outstanding shares of Common Stock as of the Closing Date as set forth on the Seller Purchase Price Allocation Schedule) of the amount of such insufficiency, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its LIBOR rate for six-month borrowings, calculated on the basis of the actual number of days elapsed divided by 360, from the Closing Date to the date of payment.

                  (d)  The term "Closing Working Capital" means Current Assets minus Current Liabilities as of the close of business on the Closing Date. The terms "Current Assets" and "Current Liabilities" shall have the definitions set forth on Exhibit G. Except as set forth in this Section 1.05 or Exhibit G, the Closing Date Balance Sheet and the Statement shall be prepared using the same accounting methods, policies, practices, principles and procedures with consistent classifications, judgments and estimation methodologies as were used in the preparation of the Balance Sheet (together with the rules set forth in Exhibit G the "Balance Sheet Principles").

                  (e)  Following the Closing, Purchaser shall not take any action with respect to the accounting books and records of the Company, or the items reflected thereon, on which the Closing Date Balance Sheet and Statement are to be based that are not in the Ordinary Course of Business. Without limiting the generality of the foregoing, in preparing the Closing Date Balance Sheet and the Statement, no changes shall be made in any reserve or other account existing as of the date of the Balance Sheet except as a result of transactions or events occurring after the date of the Balance Sheet and prior to the Closing Date and, in such event, only in a manner consistent with GAAP and the Balance Sheet Principles. During the period of time from and after the Closing Date through the final determination of Closing Working Capital in accordance with this Section 1.05, Purchaser shall afford, and shall cause the Company to afford, to Principal Seller and any accountants, counsel or financial advisers retained by Principal Seller in connection with the determination of Closing Working Capital in accordance with this Section 1.05 reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Company relevant to the determination of Closing Working Capital in accordance with this Section 1.05.

                  Section 1.06.  Relationship Among Sellers. (a)  Each Seller (other than Principal Seller) hereby appoints Principal Seller as the sole representative of such Seller to act as the agent and on behalf of such Seller under this Agreement, including for the purposes of: (i) accepting amounts to be paid or delivered hereunder; (ii) making decisions with respect to the determination of the Closing Working Capital; (iii) determining whether the conditions to Closing in Article VI have been satisfied and supervising the Closing, including waiving any such condition if Principal Seller, in its sole discretion, determines that such waiver is appropriate; (iv) taking any action that may be necessary or desirable, as determined by Principal Seller, in its sole discretion, in connection with the termination of this Agreement in accordance with Article VII; (v) taking any and all actions that may be necessary or desirable, as determined by Principal Seller, in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 7.03; (vi) accepting notices on behalf of such Seller in accordance with Section 9.05; (vii) delivering or causing to be delivered to Purchaser at the Closing certificates representing the shares of Common Stock (as set forth next to such Seller's name on the Seller Purchase Price Allocation Schedule) and Preferred Stock (as set forth next to such Seller's name on the Seller Purchase Price Allocation Schedule) to be sold by such Seller hereunder; (viii) executing and delivering, in Principal Seller's capacity as the representative of such Seller, any and all notices, documents or certificates in such forms and containing such provisions as Principal Seller may in its sole discretion determine to be appropriate to be executed by Principal Seller, on behalf of such Seller, in connection with this Agreement and the transactions contemplated hereby; (ix) granting any consent or approval on behalf of such Seller under this Agreement; (x) executing and delivering, in Principal Seller's capacity as representative of each of the Sellers, the Closing Escrow Agreement, the Indemnification Escrow Agreement and the Working Capital Adjustment Escrow Agreement, including all notices and deliveries pursuant thereto; (xi) executing and delivering each of the Transaction Documents (other than the Other Seller Noncompetition and Confidentiality Agreements) to which the Sellers are a party, including all amendments and notices thereof; and (xii) taking any and all other actions and doing any and all other things provided in, contemplated by or related to this Agreement or the actions contemplated by this Agreement to be performed by Principal Seller on behalf of any Seller. As the representative of Sellers, Principal Seller shall act as the agent for all such Persons, shall have authority to bind each such Person in accordance with this Agreement, and Purchaser may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon 30 days' prior written notice to Purchaser.

                  (b)  Each Seller (other than Principal Seller) hereby appoints Principal Seller as such Seller's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in such Seller's name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement and the Transaction Documents (other than the Other Seller Noncompetition and Confidentiality Agreements) to which such Seller is a party, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Seller's shares of Common Stock (as set forth next to such Seller's Name on the Seller Purchase Price Allocation Schedule) and Preferred Stock (as set forth next to such Seller's Name on the Seller Purchase Price Allocation Schedule) as fully to all intents and purposes as such Seller might or could do in person. THE SELLERS RECOGNIZE AND INTEND THAT THE POWER OF ATTORNEY GRANTED IN THIS SECTION 1.06: (i) IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE; (ii) MAY BE DELEGATED BY PRINCIPAL SELLER; AND (iii) SHALL SURVIVE THE DEATH OR INCAPACITY OF ANY SELLER.

ARTICLE II
Representations and Warranties Relating to Each Seller and the Common Stock and Preferred Stock

                  Except as set forth in the schedule dated the date of this Agreement from Sellers to Purchaser (the "Seller Disclosure Schedule"), each Seller hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

                  Section 2.01.  Organization. Such Seller (other than any Other Seller that is an individual) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

                  Section 2.02.  Authority; Execution and Delivery; Enforceability. Such Seller has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by such Seller of this Agreement have been duly authorized by all necessary action. Principal Seller has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms.

                  Section 2.03.  No Conflicts; Consents. The execution and delivery by such Seller of this Agreement do not, and the consummation of the Acquisition and the other transactions contemplated hereby and compliance by such Seller with the terms hereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the governing instruments of any Seller which is not a natural person, (ii) any Contract to which such Seller is a party or by which any of its properties or assets is bound or (iii) any Judgment or Applicable Law applicable to such Seller or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not have a Seller Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to such Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby, other than (A) compliance with and filings under the HSR Act, (B) compliance with and filings and notifications under applicable Environmental Laws and (C) any Consent, registration, declaration or filing the failure of which to obtain or make would not have, individually or in the aggregate, a Seller Material Adverse Effect.

                  Section 2.04.  Common Stock and Preferred Stock. Such Seller has good and valid title to the shares of Common Stock set forth next to such Seller's name on the Seller Purchase Price Allocation Schedule and the shares of Preferred Stock set forth next to such Seller's name on the Seller Purchase Price Allocation Schedule, free and clear of all Liens. Assuming Purchaser has the requisite power and authority to be the lawful owner of such shares of Common Stock and Preferred Stock, upon delivery to Purchaser at the Closing of certificates representing such shares of Common Stock and Preferred Stock, duly endorsed by such Seller for transfer to Purchaser, and upon such Seller's receipt of the amount payable to such Seller pursuant to Section 1.04(b) good and valid title to such shares of Common Stock and Preferred Stock will pass to Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its affiliates. Other than this Agreement, the Stockholders Agreement and the Executive Stock Agreements, such shares of Common Stock and Preferred Stock are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such shares of Common Stock and Preferred Stock. Other than the shares of Common Stock and Preferred Stock listed on the Seller Purchase Price Allocation Schedule, such Seller has no other equity interests or rights to acquire equity interests in the Company.

                  Section 2.05.  Investor Representations. In connection with the issuance by the Purchaser of the Purchaser's Securities as partial payment of the Total Consideration, each Seller hereby represents and warrants to, and covenants with, the Purchaser as follows:

(a) By executing this Agreement, each Seller acknowledges that:
(i) There are continuing substantial risks incident to the acquisition of the Purchaser's Securities and such Seller may at any time suffer a complete loss of value of such Purchaser's Securities;

           (ii)  No federal or state agency has passed upon the Purchaser's Securities issued in connection with this Agreement or made any finding or determination as to the fairness of the transactions contemplated hereby;

(iii) There is no market for the Seller Notes issued in connection with this Agreement; and

           (iv)  Such Seller must bear the risk of acquiring the Purchaser's Securities for an indefinite period of time because the Purchaser's Securities have not been registered under the Securities Act or any state securities laws, and, therefore, cannot be sold or transferred unless the sale or transfer is subsequently registered under said laws or the Purchaser receives a legal opinion of counsel reasonably satisfactory to the Purchaser that an exemption from such registration is available;

(b) Each Seller further represents and warrants to the Purchaser that:

           (i)  Such Seller has had the opportunity to examine all aspects of the Purchaser, and its proposed operations and financial condition that such Seller has deemed relevant, including the Purchaser's public filings available on line at http://www.sec.gov/, and has had the opportunity to ask such questions of directors, officers, employees and representatives of the Purchaser as such Seller deems necessary for an evaluation of the Purchaser's Securities;

           (ii)  Purchaser has not granted, offered or sold Purchaser's Securities to such Seller by means of any form of general solicitation or general advertising or by means of publicly disseminated advertisements or sales literature;

           (iii)  Such Seller has adequate means of providing for its current needs and possible future contingencies, and such Seller has no need, and anticipates no need in the foreseeable future, to sell the Purchaser's Securities;

           (iv)  Such Seller possesses such expertise, knowledge and sophistication in financial and business matters generally that it is capable of evaluating the merits and economic risks of acquiring the Purchaser's Securities. Such Seller is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, such Seller is able to hold the Purchaser's Securities for an indefinite period of time and has sufficient net worth to sustain a loss of such Seller's entire investment in the event such loss should occur. Such Seller is acquiring the Purchaser's Securities solely for investment for such Seller's own account (and not for the account of any other person) and has no agreement, understanding or arrangement to subdivide, sell, assign, transfer or otherwise dispose of all or any part of any of the Purchaser's Securities to any other Person; and

           (v)  All of the representations and information provided in this Section 2.05 and any other information such Seller has finished to Purchaser is accurate and complete as of the date of this Agreement. If there should be any material change in any such representations, such Seller will immediately furnish accurate and complete information concerning any material change to the Purchaser.

(c) Each Seller acknowledges, represents and warrants that such Seller satisfies one of the following:
(i) Such Seller is an accredited investor for purposes of Rule 501 under the Securities Act;
(ii) Such Seller is a corporation, partnership or similar entity not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;
(iii) Such Seller is a natural person whose individual net worth, or joint net worth with such Seller's spouse, at the time of the acquisition of the Purchaser's Securities exceeds $1,000,000;

           (iv)  Such Seller is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with such Seller's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

           (v)  Such Seller is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Purchaser's Securities, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act;

(vi) Such Seller is an entity in which all of the equity owners are accredited investors; or

           (vii)  Such Seller, if not an accredited investor, possesses such expertise, knowledge and sophistication in financial and business matters generally, and familiarity with this investment, that together with its investment advisers it is capable of evaluating the merits and economic risks of acquiring the Purchaser's Securities.

ARTICLE III
Representations and Warranties Relating to the Company

                  Except as set forth in the schedule dated the date of this Agreement from the Company to Purchaser (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date (or, to the extent that a representation or warranty expressly relates to an earlier date, as of such earlier date), as follows:

                  Section 3.01.  Organization and Standing; Books and Records. (a)  Except as set forth in Section 3.01(a) of the Company Disclosure Schedule, the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, which jurisdiction is set forth in Section 3.01 of the Company Disclosure Schedule. The Company has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Except as set forth in Section 3.01(a) of the Company Disclosure Schedule, the Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary.

                  (b)  Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, the Company has made available to Purchaser true and complete copies of the certificate of incorporation and by-laws, each as amended to date, of the Company. All actions taken by the Company, including those taken by its officers, directors and employees, of the type required to be reflected in its minute books will be reflected in the Company's minute books which are to be made available to Purchaser at least 5 days prior to Closing. No material action of a type which would normally appear in a company's minute books has been taken by the Company that has not been otherwise disclosed to Purchaser. As of the Closing Date, the minute books of the Company will have been made available for inspection by Purchaser and will be true and complete.

                  Section 3.20.  Capital Stock of the Company. (a)  The authorized capital stock of the Company consists of (i) 500,000 shares of Common Stock, par value $0.01 per share, and (ii) 500,000 shares of Preferred Stock, par value $1.00 per share. As of the date of this Agreement, of the authorized capital stock, 38,983 shares of Common Stock and 66,728 shares of Preferred Stock are issued and outstanding. Except for the Common Stock and the Preferred Stock, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. The shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the Delaware General Corporation Law, the certificate of incorporation or by-laws of the Company or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Common Stock and Preferred Stock may vote ("Voting Company Debt"). Except as set forth in Section 3.02 of the Company Disclosure Schedule the Company Disclosure Schedule, there are no options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which any of them is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Voting Company Debt or (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

                  (b)  Except for the ownership interests set forth in Section 3.02(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

                  (c)  As of the date hereof, the preliminary draft Seller Purchase Price Allocation Schedule attached to this Agreement is true and correct in all material respects. The Seller Purchase Price Allocation Schedule will, as of the Closing Date, be true and correct.

                  Section 3.03.  Authority; Execution and Delivery; Enforceability. The Company has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. The Company has duly executed and delivered this Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  Section 3.04.  No Conflicts; Consents. Except as set forth in Section 3.04 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the consummation of the Acquisition and the other transactions contemplated hereby and compliance by the Company with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the certificate of incorporation or by-laws of the Company, (ii) any Contract to which the Company is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that do not exceed $25,000 individually or $200,000 in the aggregate. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby, other than (A) compliance with and filings under the HSR Act, (B) compliance with and filings under the Delaware General Corporation Law and (C) compliance with and filings and notifications under applicable Environmental Laws.

                  Section 3.05.  Financial Statements. (a)  Section 3.05 of the Company Disclosure Schedule sets forth (i) the audited balance sheet of the Company as of December 31, 2002, (ii) the unaudited balance sheet of the Company as of June 30, 2003 (the unaudited balance sheet as of June 30, 2003, the "Balance Sheet"), (iii) as of the Closing Date, the audited balance sheet of the Company as of June 30, 2003, (iv) the audited statement of income and cash flows of the Company for the fiscal year ended December 31, 2002, (v) the unaudited statement of income and cash flows of the Company for the six months ended June 30, 2003 and (vi) as of the Closing Date the audited statement of income and cash flows of the Company for the six months ended June 30, 2003 (the financial statements described in this sentence, collectively, the "Financial Statements"). Except (i) as set forth in Section 3.05 of the Company Disclosure Schedule, (ii) as described in the notes to the Financial Statements, (iii) that the unaudited interim statements do not include footnote disclosure as required by GAAP and (iv) in the case of the unaudited statements, for normal, year-end adjustments (including recognizing taxes payable and bonus accruals), the Financial Statements have been prepared in accordance with GAAP and fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated therein.

(b) Audited financial statements for the Company for the stub period commencing on January 1, 2000 and ending on and as of June 30, 2000, do not exist.

                  (c)  Except as set forth in Section 3.05(c) of the Company Disclosure Schedule, the Company has accurately accrued in the Financial Statements for all employee and management bonuses. Section 3.05(c) of the Company Disclosure Schedule sets forth a complete and accurate accrual of all bonuses owed to current and former employees and management as of the date of this Agreement and as of the Closing Date.

                  (d)  Except as set forth in Section 3.05(d) of the Company Disclosure Schedule, since June 30, 2003, (i) the Company has paid its accounts payable in a consistent and timely manner and has not altered any of its practices, policies or procedures in paying its accounts payable and (ii) no instance has occurred where the Company took any action with regard to any account payable outside of the Ordinary Course of Business.

                  (e)  Section 3.05(e) of the Company Disclosure Schedule identifies all individuals who help in the production of the Financial Statements and the provision of information for the preparation of the same and lists the responsibilities of each such individuals.

                  Section 3.06.  Assets Other than Real Property Interests. (a)  The Company has good and valid title to all assets having a fair market value in excess of $25,000 reflected on the Balance Sheet or thereafter acquired, other than those set forth in Section 3.06 of the Company Disclosure Schedule or otherwise disposed of since the date of the Balance Sheet in the Ordinary Course of Business, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, "Liens"), except (i) such Liens as are set forth in Section 3.06 of the Company Disclosure Schedule, (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the Ordinary Course of Business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and Liens for Taxes that are not due and payable or that may thereafter be paid without penalty, which in the case of this clause (ii) do not exceed $250,000 in the aggregate, (iii) Liens that secure obligations that are reflected as liabilities on the Balance Sheet or Liens the existence of which is referred to in the notes to the Balance Sheet and set forth in Section 3.06 of the Company Disclosure Schedule and (iv) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company as presently conducted (the Liens described in clauses (ii) through (iv) above, together with the Liens referred to in clauses (ii) through (v) of Section 3.07(a), are referred to collectively as "Permitted Liens").

                  (b)  This Section 3.06 does not relate to real property or interests in real property, such items being the subject of Section 3.07, or to Intellectual Property, such items being the subject of Section 3.08.

                  Section 3.07.  Real Property. (a)  Section 3.07 of the Company Disclosure Schedule sets forth a complete list of all real property and interests in real property owned in fee by the Company (individually, an "Owned Property"). Section 3.07 of the Company Disclosure Schedule also sets forth a complete list of all real property and interests in real property leased by the Company or used by the Company and material to its business and not otherwise owned in fee (individually, a "Leased Property"). The Company has good and marketable fee title to all Owned Property and good and valid title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a "Company Property"), in each case free and clear of all Liens, except (i) the Liens described in clauses (ii) through (iv) of Section 3.06 above, (ii) such Liens as are set forth in Section 3.07 of the Company Disclosure Schedule, (iii) leases, subleases and similar agreements set forth in Section 3.07 of the Company Disclosure Schedule, (iv) easements, covenants, rights-of-way and other similar restrictions of record, (v) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which the Company has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions. None of the items set forth in clause (v) above, individually or in the aggregate, impairs the continued use and operation of the Company Property to which they relate in the conduct of the business of the Company as presently conducted.

                  (b)  True and complete copies of (A) all deeds, existing title insurance policies and surveys of or pertaining to the Company Property and (B) all instruments, agreements and other documents evidencing, creating or constituting any Real Estate Encumbrance on Company Property have been delivered to Purchaser.

                  Section 3.08.  Intellectual Property. Section 3.08 of the Company Disclosure Schedule sets forth a true and complete list of all material Intellectual Property, owned, used, filed by or licensed to the Company. The Intellectual Property set forth in Section 3.08 of the Company Disclosure Schedule is referred to in this Agreement as the "Company Intellectual Property". With respect to all Company Intellectual Property that is registered or subject to an application for registration, Section 3.08 of the Company Disclosure Schedule sets forth a list of all jurisdictions in which such Company Intellectual Property is registered or registrations were applied for and all registration and application numbers. Except as set forth in Section 3.08 of the Company Disclosure Schedule, (i) all the Company Intellectual Property has been duly registered in, filed in or issued by the appropriate Governmental Entity where such registration, filing or issuance is necessary or appropriate for the conduct of the business of the Company as presently conducted, (ii) the Company is the sole and exclusive owner of, and the Company has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other Person, all the Company Intellectual Property, and the consummation of the Acquisition and the other transactions contemplated hereby does not and will not conflict with, alter or impair any such rights and (iii) during the past two years, the Company has not received any written communication from any Person asserting any ownership interest in or claiming any infringement by any Company Intellectual Property.

                  Section 3.09.  Contracts. (a)  A true and complete copy of all Contracts set forth in Section 3.09 of the Company Disclosure Schedule has heretofore been made available to the Purchaser by the Company. Except as set forth in Section 3.09 of the Company Disclosure Schedule, the Company is not a party to or bound by any:

           (i)  covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) that limits the conduct of the business of the Company as presently conducted;

           (ii)  Contract (other than this Agreement) with (A) any Seller or any affiliate of any Seller (other than the Company) or (B) any officer, director or employee of the Company, any Seller or any affiliate of any Seller;

           (iii)  lease, sublease or similar Contract with any Person (other than the Company) under which the Company is a lessor or sublessor of, or makes available for use to any Person (other than the Company), (A) any Company Property or (B) any portion of any premises otherwise occupied by the Company;

           (iv)  license, sublicense, option or other agreement relating in whole or in part to the Company Intellectual Property (including any license or other agreement under which the Company is licensee or licensor of any Intellectual Property);

           (v)  Contract under which the Company has borrowed any money from, or issued any note, bond, debenture or under which the Company has incurred Indebtedness to, any Person (other than the Company) or any other note, bond, debenture or other Indebtedness of the Company (other than in favor of the Company) in any such case which, individually, is in excess of $25,000;

           (vi)  Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any Person other than the Company, has directly or indirectly guaranteed Indebtedness or Liabilities of the Company; (B) the Company has directly or indirectly guaranteed Indebtedness or Liabilities of any Person, other than the Company (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business), in any such case which, individually, is in excess of $25,000; or (C) the Company has agreed to indemnify any third party;

           (vii)  Contract under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, a Person (other than the Company and other than extensions of trade credit in the Ordinary Course of Business), in any such case which, individually, is in excess of $25,000;

(viii) material Contract granting a Lien (other than Permitted Liens) upon any Company Property or any other asset owned by the Company;

           (ix)  Contract for the sale of any asset of the Company with a book value of $25,000 individually or $50,000 in the aggregate (other than inventory sales in the Ordinary Course of Business) or the grant of any preferential rights to purchase any such asset or requiring the consent of any party to the transfer thereof, other than any such Contract entered into in the Ordinary Course of Business after the date of this Agreement and not in violation of this Agreement;

(x) Contract with or license or Permit by or from any Governmental Entity;
(xi) Contract for any joint venture, partnership or similar arrangement;

           (xii)  Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative involving the payment or receipt over the life of such Contract in excess of $50,000 by the Company;

           (xiii)  Contract that has an aggregate future Liability to any Person (including the Company) in excess of $50,000 and is not terminable by the Company by notice of not more than 90 days for a cost of less than $10,000 (including purchase orders and sales orders except purchase orders and sales orders entered into in the Ordinary Course of Business after the date of this Agreement and not in violation of this Agreement); or

           (xiv)  Contract other than as set forth above to which the Company is a party or by which it or any of its assets or businesses is bound or subject that is material to the business of the Company or the use or operation of their assets, including customer Contracts.

                  (b)  Except as set forth in Section 3.09 of the Company Disclosure Schedule, all Contracts listed in Section 3.09 of the Company Disclosure Schedule (the "Company Contracts") are valid, binding and in full force and effect and, to the knowledge of the Company, are enforceable by the Company in accordance with their terms. Except as set forth in Section 3.09 of the Company Disclosure Schedule, the Company has performed all material obligations required to be performed by it to date under the Company Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the knowledge of the Company, no other party to any Company Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. The Company has not, except as disclosed in Section 3.09 of the Company Disclosure Schedule, received any notice of the intention of any party to terminate any Company Contract.

                  Section 3.10.  Banking and Insurance. (a)  Section 3.10 of the Company Disclosure Schedule contains a true and complete list of the names and locations of all financial institutions at which the Company maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement and the names of all persons authorized to draw against any funds therein.

                  (b)  The Company maintains policies of insurance (including, without limitation, insurance required by Governmental Authorities, commercial general liability and contractual liability insurance coverage, auto liability insurance and workers' compensation insurance) issued by insurers of recognized responsibility insuring the Company and its assets and business against such losses and risks, and in such amounts, as the Company believes are customary for corporations engaged in the same or similar businesses and similarly situated, and except as disclosed in Section 3.10 of the Company Disclosure Schedule none of such losses or risks are self- or co-insured by the Company (except with respect to customary deductibles and retainages). Section 3.10 of the Company Disclosure Schedule describes each insurance policy (specifying the insured, the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, the estimated annual premium for the current year and, if reasonably available, the next year, and any pending claims thereunder) maintained by the Company. The insurance policies owned and maintained by the Company are set forth in Section 3.10 of the Company Disclosure Schedule. Except as set forth in Section 3.10 of the Company Disclosure Schedule, all such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancelation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancelation.

                  Section 3.11.  Taxes. (a)  Except as set forth in Section 3.11 of the Company Disclosure Schedule, (i) all Tax Returns required to be filed by the Company and the Sellers with respect to the Company have been timely filed, such Tax Returns are accurate in all respects and all Taxes due by the Company (regardless of whether shown on any such Tax Returns) have been paid or are being contested in good faith; (ii) the most recent audited financial statements for the Company reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements; (iii) no request has been made for any extension of time within which to file any Tax Returns required to be filed by or with respect to the Company that have not since been filed; (iv) no Tax Return of the Company has been audited or the subject of other Proceedings by any Governmental Entity, there are no ongoing audits, examinations or other administrative or court proceedings involving Taxes that relate to the Company, and the Company has not received any written request for information related to Taxes from any Governmental Entity or any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to Taxes; (v) no deficiencies for any Tax have been proposed, asserted or assessed against or with respect to the Company that have not been settled and paid; (vi) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to the Company; (vii) the Company is not a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes. Purchaser has heretofore been furnished by the Company with true, correct and complete copies of each federal and each other material Tax Return of the Company with respect to fiscal years 2000, 2001 and 2002, and of all reports of, and communications from, any Governmental Entities relating to such periods. The Company has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, and for sales Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. Section 3.11 of the Company Disclosure Schedule lists all states to which any Tax in excess of $7,500 is properly payable by the Company.

                  (b)  Except as set forth in Section 3.11 of the Company Disclosure Schedule, the Company is not a party to any agreement or plan that could after the Closing Date require the Company to make a payment that would result in (i) an "excess parachute payment" within the meaning of section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) a payment that is not fully deductible as a result of section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code. The Company is not and has never been included in a consolidated federal income Tax Return and has no liability for the Taxes of any other Person as a transferee or successor, by contract, or otherwise. The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule on the Closing Date, the Company has not participated in any listed transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2) required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4.

                  (c)  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

                  Section 3.12.  Proceedings. Section 3.12 of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each pending or, to the knowledge of the Company, threatened suit, action or proceeding (a "Proceeding") against the Company or any officer or director of the Company in his capacity as an officer or director that (a) relates to or involves amounts of more than $50,000, (b) seeks any material injunctive relief, (c) relates to or involves any claim of sexual harassment or a directly related claim or (d) may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement. Except as set forth in Section 3.12 of the Company Disclosure Schedule, the Company is not a party or subject to or in default under (i) any Judgment or (ii) any Proceeding initiated by the Company, against any other Person.

                  Section 3.13.  Benefit Plans. (a)  Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each other material compensation, bonus, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, employment, change-in-control, welfare, collective bargaining, severance, disability, death benefit, hospitalization and medical plan, program, policy and arrangement maintained or contributed to (or required to be contributed to) for the benefit of any current or former employee, officer or director of the Company and with respect to which the Company would reasonably be expected to have direct or contingent Liability (the "Company Benefit Plans").

                  (b)  Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, (i) none of the Company Benefit Plans is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or is otherwise subject to Title IV of ERISA; (ii) none of the Company Benefit Plans (other than coverage mandated under Applicable Law) provides retiree medical or life insurance benefits to any Person; (iii) each Company Benefit Plan has been administered in compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable laws, rules and regulations; (iv) neither the Company nor any entity required to be treated as a single employer with the Company under Section 414 of the Code has any unsatisfied Liability under Title IV of ERISA; (v) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened investigations, claims or lawsuits in respect of any Company Benefit Plan; (vi) except as set forth on the Company Disclosure Schedule, no current or former employee, officer or director of the Company will become entitled to any material payment, benefit or right, or any materially increased and/or accelerated payment, benefit or right, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. No Company Benefit Plan to which the Company has contributed or is or was required to contribute within the last seven years has any unfunded vested benefits or Liabilities which could result in any withdrawal Liability to the Company were the Company to effect a "complete withdrawal" or "partial withdrawal" from such Company Benefit Plan. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, no Company Benefit Plan to which the Company has contributed or is or was required to contribute within the last seven years has any unvested benefits or Liabilities. The Company has no unfunded or under funded Liability or Liabilities to any Company Benefit Plan.

                  Section 3.14  Employees and Labor Matters. (a)  Except as otherwise disclosed in Section 3.13 of the Company Disclosure Schedule, Section 3.14(a) of the Company Disclosure Schedule contains a true and complete list of all employment or employment related Contracts with any current or former officer, director, employee or consultant that involve an unsatisfied Liability of the Company in excess of $25,000, and true and complete copies of all such employment or employment related Contracts have been delivered to Purchaser.

                  (b)  Except for the employment agreements set forth in Section 3.14(b) of the Company Disclosure Schedule or as otherwise set forth in such Section of the Disclosure Schedule, neither Purchaser nor the Company will have any responsibility for continuing any person in the employ (or retaining any person as a consultant) of the Company from and after the Closing or have any Liability for any severance payments to or similar arrangements (including bonuses) with any such person who shall cease to be an employee or consultant of the Company at or prior to the Closing.

                  (c)  Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, (i) there is not occurring, and there has not occurred during the previous five years, or, to the knowledge of the Company, been threatened, any strike, slow down, picket, work stoppage or other concerted action by any union or other group of employees or other persons against either Company or its premises or products; (ii) there are, and during the previous five years have been, no complaints or grievances known to the Company by any union, other group, or class of employees or other persons which are unsettled or unresolved; and (iii) to the knowledge of the Company, no union or other labor organization has attempted to organize any of the employees of the Company.

                  (d)  Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, the Company has complied with all legal requirements relating to employment and labor. Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, there are, and since the formation of the Company have been, and to the knowledge of the Company in the two years prior to the formation of the Company, no complaints or grievances that have been formally filed with the Company or any Governmental Entity by any employee, consultant, customer or vendor of the Company or former employee, consultant, vendor or customer of the Company which are unsettled or unresolved relating to claims of sexual harassment or related claims arising out of the same facts and circumstances concerning any officer or director of the Company. Except as otherwise disclosed in Section 3.14(d) of the Company Disclosure Schedule, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in a claim of wrongful termination, employment discrimination, sexual harassment or other related claim by any current or former employee of the Company against the Company or any director or officer of the Company in their capacity as a director or officer.

                  Section 3.15  Absence of Changes or Events. Except as set forth in Section 3.15 of the Company Disclosure Schedule, from the date of the Balance Sheet to the date of this Agreement, (i) there has not been any event or occurrence that has resulted in a Company Material Adverse Effect; (ii) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the assets of the Company (whether or not covered by insurance) having a net book value in the aggregate in excess of $50,000; (iii) the Company has not (x) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities, or (y) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (iv) the Company has not purchased or otherwise acquired any assets from any other Persons for consideration in the aggregate in excess of $50,000, except for supplies acquired by the Company in the Ordinary Course of Business; (v) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other Indebtedness in an aggregate amount in excess of $50,000; (vi) the Company has not incurred, assumed or otherwise become subject to any Liability in an aggregate amount in excess of $50,000, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by the Company in bona fide transactions entered into in the Ordinary Course of Business; (vii) the Company has not changed any of its methods of accounting or accounting practices in any respect; (viii) the Company has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and (ix) the Company has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(iii)" through "(viii)" above.

                  Section 3.16.  Compliance with Applicable Laws. Except as set forth in Section 3.16 of the Company Disclosure Schedule, (i) the Company is in compliance with all Applicable Laws and (ii) to the knowledge of the Company, the Company has been in compliance with all Applicable Laws since the formation of the Company through the date of this Agreement. Except as set forth in Section 3.16 of the Company Disclosure Schedule, the Company has not received any written communication notice since June 30, 2001, from a Governmental Entity that alleges that the Company is not in compliance with any Applicable Law. This Section 3.16 does not relate to matters with respect to Taxes, which are the subject of Section 3.11, or to environmental matters, which are the subject of Section 3.17.

                  Section 3.17.  Environmental Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule and except as would not have a Company Material Adverse Effect, (a) the Company has obtained, and is in compliance with, all Permits required under Environmental Laws for the Company to conduct its business as that business is conducted by the Company on the Closing Date and to conduct its business, as that business is conducted on the Closing Date, on any property owned, leased or operated by the Company on the Closing Date, (b) the Company is in compliance with all Environmental Laws required to conduct its business as that business is conducted by the Company on the Closing Date and to conduct its business, as that business is conducted on the Closing Date, on any property owned, leased or operated by the Company on the Closing Date, (c) the Company has not received any (i) written communication from a Governmental Entity that alleges that the Company is not in compliance with, or is liable under, any Environmental Law, the substance of which has not been materially resolved; (ii) any written request for information pursuant to any Environmental Law alleging that the Company is a "potentially responsible party" with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material by the Company or from any property owned, leased or operated by the Company; (iii) any written notice from any Governmental Entity listing or proposing to list any property currently owned, operated or leased by the Company or any property at which the Company has disposed of or to which the Company has otherwise transported Hazardous Materials on the National Priorities List promulgated pursuant to CERCLA or any equivalent state priority list of sites requiring investigation or cleanup; (d) there are no, and to the knowledge of the Company have never have been any, underground storage tanks owned or operated by the Company at any premises currently owned or leased by the Company; and (e) there have not been any releases of any Hazardous Material (i) at, on or under any property currently owned, operated or leased by the Company or (ii) to the knowledge of the Company, at, on, or under any property to which the Company has disposed of or otherwise transported Hazardous Materials that, in the case of either (i) or (ii) could reasonably be expected to form the basis of any claim against the Company under any Environmental Law.

                  Section 3.18.  Transactions with Affiliates. Except as set forth in Section 3.18 of the Company Disclosure Schedule, none of the Contracts set forth in Section 3.09 of the Company Disclosure Schedule between the Company, on the one hand, and a Seller or any of such Seller's affiliates, on the other hand, will continue in effect subsequent to the Closing.

                  Section 3.19.  Suppliers and Customers. Except as set forth in Section 3.19 of the Company Disclosure Schedule, the Company does not have any supplier or customer from whom it purchased or to whom it sold more than 10% of the total amount of goods and services which it purchased or sold during its most recent fiscal year.

                  Section 3.20.  Private Offering. None of Sellers, the Company, their affiliates or their representatives has issued, sold or offered any security of the Company to any person under circumstances that would cause the sale of the shares of Common Stock and Preferred Stock, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). None of Sellers, the Company, their affiliates or their representatives will offer the shares of Common Stock and Preferred Stock or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the shares of Common Stock and Preferred Stock subject to the registration requirements of Section 5 of the Securities Act. Assuming the representations of Purchaser contained in Section 4.05 are true and correct, the sale and delivery of the shares of Common Stock and Preferred Stock hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

                  Section 3.21.  No Undisclosed Liabilities. To the knowledge of the Company, as of the date hereof, except for (i) any Liabilities set forth on Section 3.05 or 3.21 of the Company Disclosure Schedule, (ii) Liabilities set forth or provided for on the Balance Sheet or the notes thereto, (iii) Liabilities which have arisen after June 30, 2003 in the Ordinary Course of Business, (iv) any Indebtedness, (v) accounts payable or accrued expenses (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP), and (vi) Liabilities under the Contracts listed in Section 3.09 of the Company Disclosure Schedule to the extent that the existence of such Liabilities is reasonably ascertainable solely by reference to the Contracts, (A) the Company has no Liabilities of the type required to be disclosed as provided for in financial statements or in the notes thereto in accordance with GAAP and (B) other than those that may exist or occur in the Ordinary Course of Business, there exist no facts or circumstances that in the Company's reasonable judgment would be likely to give rise to a Liability of the type required to be disclosed as provided for in financial statements or in the notes thereto in accordance with GAAP.

                  Section 3.22.  Standard Warranties. Section 3.22 of the Company Disclosure Schedule contains a true and complete description of the standard warranties granted or made with respect to products sold or services rendered by the Company.

                  Section 3.23.  Questionable Payments. Neither the Company nor the Sellers have (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on the books of account of the Company or (e) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

                  Section 3.24.  Accounts Receivable. All accounts receivable of the Company reflected on the Balance Sheet and all accounts receivable of the Company that have arisen since the date of the Balance Sheet (except such accounts receivable as have been collected since such date) arose in the Ordinary Course of Business, to the knowledge of the Company are valid and enforceable claims. The goods and services sold and delivered that gave rise to such accounts were sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications. Except as set forth in Section 3.24 of the Company Disclosure Schedule, to the knowledge of the Company, such accounts receivable of the Company are subject to no valid defense, offset or counterclaim and can be collected in the full amount thereof, except to the extent of the allowance for doubtful accounts reflected on the Closing Balance Sheet. Section 3.24 of the Company Disclosure Schedule contains a true complete aging of the Company's accounts receivable as of the date of the Balance Sheet.

                  Section 3.25.  Indemnification Claims. Section 3.25 of the Company Disclosure Schedule sets forth all indemnification claims made by Sellers or the Company relating to any Contract or agreement to purchase assets by the Sellers for the benefit of the Company or by the Company for the benefit of itself.

                  Section 3.26.  Purchase Orders. Except as set forth on Section 3.26 of the Company's Disclosure Schedule, (i) there were no individual purchase orders outstanding on June 30, 2003 in excess of $25,000, (ii) there are no outstanding individual purchase orders in excess of $25,000 as of the date hereof, and (iii) purchase orders issued after the date hereof, will be in accordance with Section 5.01.

                  Section 3.27.  Drag Along and Other Conversion Rights. (a) Pursuant to paragraph 6(b) of the Stockholders Agreement, Principal Seller can cause each Other Seller that has not executed this Agreement on or prior to the Closing to sell its shares of Common Stock and Preferred Stock at the Closing on the terms and conditions set forth in this Agreement and to be described in the Sale Notice.

                  (b)Pursuant to paragraph 3(c) of each Executive Stock Agreement, all shares of Common Stock that are subject to vesting restrictions, as set forth in the Executive Stock Agreements, and that have been earned on or prior to the Closing (including after giving effect to any accelerated earning schedule provided for in the Management Incentive Plan), shall become vested at Closing and shall be purchased together with all other shares of Common Stock.

                  (c)  Pursuant to the Company's Phantom Stock Plan, each participant in the Phantom Stock Plan will (i) become vested in all shares of Phantom Stock created pursuant thereto and (ii) elect to have their Phantom Stock account liquidated upon the Closing. Following the Closing, the Company shall have no Liability under the Phantom Stock Plan.

ARTICLE III
Representations and Warranties of Purchaser

                  Except as set forth in the schedule dated the date hereof from Purchaser to Sellers (the "Purchaser Disclosure Schedule"), Purchaser hereby represents and warrants to each Seller, as of the date of this Agreement and as of the Closing Date (or, to the extent that a representation or warranty expressly relates to an earlier date, as of such earlier date), as follows:

                  Section 4.01.  Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have material adverse effect on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby (a "Purchaser Material Adverse Effect"). Purchaser has made available true and complete copies of the certificate of incorporation and by-laws of Purchaser, as amended to date.

                  Section 4.02  Authority; Execution and Delivery; Enforceability. Purchaser has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  Section 4.03  No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement do not and the consummation of the Acquisition and the other transactions contemplated hereby and compliance by Purchaser with the terms hereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, any provision of (i) the certificate of incorporation or by-laws of Purchaser or any of its subsidiaries, (ii) any Contract to which Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not have a Purchaser Material Adverse Effect. No Consent of or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby, other than (A) compliance with and filings under the HSR Act, (B) compliance with and filings and notifications under the Delaware General Corporation Law, (C) compliance with and filings under applicable Environmental Laws and (D) any Consent, registration, declaration or filing the failure of which to obtain or make would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

                  Section 4.04  Litigation. There are not any (a) outstanding Judgments against Purchaser or any of its subsidiaries, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries or (c) investigations by any Governmental Entity that are, to the knowledge of Purchaser, pending or threatened against Purchaser or any of its subsidiaries that, in any case, individually or in the aggregate, would have a Purchaser Material Adverse Effect.

                  Section 4.05.  Securities Act. The shares of Common Stock and Preferred Stock purchased by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of the shares of Common Stock and Preferred Stock so acquired by it in violation of any of the registration requirements of the Securities Act.

                  Section 4.06.  Availability of Funds. Purchaser has received and delivered to the Company and Principal Seller the commitment letter described in Schedule 4.06 to this Agreement. The financing described in Schedule 4.06 is referred to herein as the "Financing". The aggregate proceeds of the Financing, if and when received in the amounts committed, together with other funds of the Company, will be sufficient to pay the Cash Purchase Price.

                  Section 4.07  Private Offering. None of Purchaser, its affiliates or its representatives has issued, sold or offered any security of the Purchaser to any person under circumstances that would cause the issuance of the Seller Notes and the Purchaser Common Stock, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act. Assuming the representations of Sellers contained in Section 2.05 are true and correct, the issuance and delivery of the Seller Notes and shares of Purchaser Common Stock hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

ARTICLE V
Covenants

                  Section 5.01.  Covenants Relating to Conduct of Business. (a)  Except for matters set forth in Section 5.01 of the Company Disclosure Schedule or otherwise expressly permitted or required by the terms of this Agreement or except as required by Applicable Law, from the date of this Agreement to the Closing, the Company shall conduct its business in the Ordinary Course of Business and use reasonable best efforts to keep intact its business, keep available the services of its current officers, employees and agents and maintain its relations and good will, preserve its relationships with customers, suppliers, licensors, licensees, distributors landlords, creditors, employees (other than employees that are approached by Purchaser regarding entering into employment agreements with Purchaser in connection with the Acquisition), agents and others having business relationships with it; provided, however, that Principal Seller shall not be obligated to, directly or indirectly, provide any funds to the Company. The Company shall not take any action that would result in any of the conditions to the purchase and sale of the shares of Common Stock and Preferred Stock set forth in Article VI not being satisfied. In addition (and without limiting the generality of the foregoing), except as set forth in Section 5.01 of the Company Disclosure Schedule or otherwise expressly permitted or required by the terms of this Agreement or except as required by Applicable Law, the Company shall not do any of the following without the prior written consent of Purchaser (which consent may not be unreasonably withheld):

(i) amend its certificate of incorporation or by-laws;
(ii) declare or pay any dividend or make any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock;
(iii) issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

           (iv)  adopt or amend any Company Benefit Plan (or any plan that would be a Company Benefit Plan if adopted) or enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association;

           (v)  except for the matters set forth in Section 5.01 of the Company Disclosure Schedule, establish or adopt any employee benefit plan or make any profit-sharing or similar payment to any of its directors, officers, employees or independent contractors;

           (vi)  pay any bonus, increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors, except for any items not in excess of $25,000 individually or $100,000 in the aggregate;

(vii) incur or assume any Liabilities, obligations or Indebtedness for borrowed money or guarantee any such Liabilities, obligations or Indebtedness, other than in the Ordinary Course of Business;

           (viii)  permit, allow or suffer any of its assets to become subjected to any Lien (other than Permitted Liens) of any nature whatsoever that is not set forth on Section 3.06 of the Company Disclosure Schedule and would have been required to be set forth in Section 3.06 or 3.07 of the Company Disclosure Schedule if existing on the date of this Agreement;

           (ix)  pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Sellers or any of their affiliates, except for the matters set forth in Section 5.01 of the Company Disclosure Schedule;

(x) make any change in any method of accounting or accounting practice or policy other than those required by GAAP;

           (xi)  acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material;

(xii) make or incur capital expenditures that are not currently budgeted and that, in the aggregate, are in excess of $50,000;
(xiii) sell, lease, license or otherwise dispose of any of its assets that are material, individually or in the aggregate, to the Company, except inventory sold in the Ordinary Course of Business;
(xiv) enter into any lease of real property;

           (xv)  terminate any insurance policy in effect as of the date hereof or allow any material insurance policy to be terminated, in either case without using reasonable efforts to obtain a replacement insurance policy on comparable terms to the Company;

(xvi) form any subsidiary or acquire the equity of any Person;
(xvii) commence or settle any Proceeding;
(xviii) enter into any Contract, transaction or take any other action outside the Ordinary Course of Business;
(xix) enter into any transaction or take any other action that the Company knows will cause or constitute a breach of any representation or warranty made by the Company or Sellers in this Agreement;

           (xx)  discontinue the payment of its accounts payable that are payable in the Ordinary Course of Business or deviate from or alter any of its practices, policies or procedures in paying accounts payable other than in the Ordinary Course of Business;

(xxi) make any material modification to any material Contract or Permit; and

           (xxii)  make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or take other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would or could be reasonably expected to increase any Tax liability of the Company by an amount in excess of $25,000 for any period ending after the Closing Date; and

(xxiii) agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses "(i)" through "(xxii)" of this Section 5.01.

                  (b)  In addition (and without limiting the generality of the foregoing), except as set forth in Section 5.01 of the Company Disclosure Schedule or otherwise expressly permitted or required by the terms of this Agreement or except as required by Applicable Law, the Company shall:

           (i)  promptly (but in any event, no later than three business days after the applicable matter or event) advise Purchaser in writing of the occurrence of any matter or event that (A) constitutes or would reasonably be expected to constitute a Company Material Adverse Effect, (B) resulted or would reasonably be expected to result in a material breach of any of representations and warranties set forth in Article II or Article III of this Agreement or (C) would reasonably be expected to (i) constitute a Seller Material Adverse Effect with respect to any Seller or (ii) adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement;

           (ii)  confer with Purchaser concerning operational matters of a material nature and otherwise report periodically to Purchaser concerning the status of the business, operations, and finances of the Company;

(iii) use reasonable best efforts to maintain in full force and effect all material Intellectual Property of the Company;
(iv) comply with all Applicable Laws in the operation of the Company's business;

           (v)  cooperate with the Purchaser and use its reasonable best efforts to cause the conditions to the Purchaser's obligations to close specified in Article VI below to be satisfied and execute and deliver such further instruments of conveyance and transfer and take such additional action as the Purchaser may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement; and

           (vi)  upon reasonable request, use reasonable best efforts to arrange meetings with such customers, suppliers, licensors, licensees, distributors, landlords, creditors, employees, agents and others having business relationships with it as the Purchaser shall reasonably designate in order that the Purchaser and the Company may confer with such Persons regarding the Company and the nature of the transactions contemplated by this Agreement

                  Section 5.02.  Access to Information. The Company shall afford to Purchaser and its accountants, counsel and other representatives full access, upon reasonable notice during normal business hours during the period prior to the Closing, to all the personnel, properties, books, Contracts, commitments, Tax Returns and records of the Company, and, during such period shall make available to Purchaser any information concerning the Company as Purchaser may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of the Company. Nothing set forth herein shall obligate any employee of the Company to unreasonably provide any information regarding the Company in any other format or otherwise to manipulate or reconfigure any data regarding the Company's business, assets, financial performance or condition or operations. Nothing set forth in this Agreement shall require any of the Company or the Sellers to provide Purchaser with access to or copies of any information which must be maintained as confidential in accordance with the terms of a written agreement with a third party unless such agreement permits review by a third party bound by a confidentiality agreement or information or mailing data which, in the Company's reasonable judgment, should not be provided to Purchaser until the transactions contemplated hereby have been consummated.

                  Section 5.03  Confidentiality. (a)  Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company; provided, however, that Purchaser acknowledges that any and all other information provided to it by Principal Seller or BMO Nesbitt Burns Corp. concerning Principal Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

                  (b)  Each Seller shall keep confidential, and use its reasonable efforts to cause its affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all material information relating to the Company except (i) as required by law or administrative process, (ii) as relates to reporting by a Seller to its investors or potential investors, (iii) for information that is generally available to the public on the Closing Date, or thereafter becomes generally available to the public other than as a result of a breach of this Section 5.03(b), (iv) becomes available to such Seller on a non-confidential basis from a source other than the Company or Purchaser or any of their Affiliates, provided that such source is not, to such Seller's knowledge, prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company, Purchaser or such Affiliate and, (v) to the extent such Seller can establish such information was developed independently by such Seller.

                  (c)  Notwithstanding anything to the contrary set forth in this Agreement or the Confidentiality Agreement, each party (and each employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

                  Section 5.04.  Drag-Along Rights. If Purchaser determines that it is necessary or desirable, Principal Seller shall exercise its rights under the Stockholders Agreement and the Executive Stock Agreements and shall cause each holder of Common Stock or Preferred Stock that is not a party to this Agreement to sell its shares of Common Stock and Preferred Stock to Purchaser on the terms and subject to the conditions set forth in this Agreement.

                  Section 5.05.  Termination of Agreements with Principal Seller and its Affiliates. The Company and Principal Seller shall cause all agreements between the Company, on the one hand, and Principal Seller or any of Principal Seller's affiliates, on the other hand, to terminate, effective as of the Closing.

                  Section 5.06.  Resignations of Directors. Principal Seller and the Company shall have obtained the resignations, effective as of the Closing, of all the directors and officers of the Company except for such Persons as shall have been designated in writing at least five business days prior to the Closing by Purchaser to the Company and Principal Seller.

                  Section 5.07.  Prepayment of Indebtedness. The Company shall take all action necessary under the Credit Facility to effect an optional prepayment on the Closing Date of the Indebtedness incurred thereunder and to terminate the Credit Facility and all agreements and Liens related thereto, effective as of the Closing.

                  Section 5.08.  Reasonable Best Efforts. (a)  On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing.

                  (b)  Each of the Company and Purchaser shall as promptly as practicable following the execution and delivery of this Agreement, file with the FTC and the DOJ the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of the Company and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. The Company and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act. Any such supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each party shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement. Purchaser and Sellers shall share (50-50) the filing fees payable under the HSR Act.

                  (c)  Prior to the Closing, each party shall, and shall cause its affiliates to, use its reasonable best efforts to obtain, and to cooperate in obtaining, all consents from third parties necessary or appropriate to permit the consummation of the Acquisition; provided, however, that no party shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (other than immaterial filing or application fees or nominal amounts owing to such Person).

(d) The Company will exercise all of its rights to cause all Indebtedness owed to the Company by any Seller or any affiliate of any Seller to be paid in full prior to Closing.

                  (e)  Without limiting the generality of Section 5.08(a), Purchaser agrees to use its commercially reasonable best efforts to obtain the Financing in respect of the Acquisition and the other transactions contemplated hereby as provided for in the letters specified in Section 4.06, including using its commercially reasonable best efforts (i) to negotiate definitive agreements with respect thereto and (ii) to satisfy all conditions to the obligations of each party to such definitive agreements that is providing the Financing. Purchaser will use its commercially reasonable best efforts to keep the Company and Principal Seller informed on a regular ongoing basis of the status of its efforts to obtain the Financing. In the event any portion of the Financing becomes unavailable in the manner or from the sources originally contemplated, Purchaser will inform Principal Seller and will use its commercially reasonable best efforts to obtain any such portion from alternative sources.

                  Section 5.09.  Expenses; Transfer Taxes. (a)  Whether or not the Closing takes place, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Section 5.08. The costs and expenses of Principal Seller incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by each Seller on a pro rata basis (based on the number of shares of Common Stock and Preferred Stock such Seller sold pursuant to this Agreement).

                  (b)  All transfer, documentary, sales, use, stamp, registration and applicable real estate transfer or gains and stock transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party required to pay such amounts pursuant to Applicable Law. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

                  Section 5.10.  Brokers or Finders. Each Seller and each of Purchaser and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except, as to the Company and Principal Seller, BMO Nesbitt Burns Corp., whose fees and expenses will be paid by the Company and, as to Purchaser and its affiliates, ThinkEquity Partners LLC, whose fees and expenses will be paid by Purchaser.

                  Section 5.11  Environmental Site Assessment. Not less than five business days prior to the Closing, the Company shall conduct and provide the Purchaser with a copy of a Phase I environmental site assessment in accordance with ASTM standards ("Phase I") for the Company's headquarters facility, using an environmental consultant reasonably satisfactory to the Purchaser. Under no circumstances shall the Company be required to perform, or shall such Phase I include or result in, any sampling, testing or other Phase II activities.

                  Section 5.12  Publicity. From the date hereof through the Closing Date, no press release concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties, except as such press release may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the press release shall allow the other party reasonable time to comment on such press release in advance of such issuance and shall incorporate the other party's comments to the extent they are reasonable.

                  Section 5.13  Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.08), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Sellers, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

                  Section 5.14.  Continuation of Benefits. From the Closing Date through December 31, 2003, Purchaser shall use commercially reasonable efforts to provide benefits (including, to the extent applicable, annual commission and bonus opportunities) to each employee of the Company who becomes an employee of Purchaser or its subsidiaries on or after the Closing Date (each, a "Continued Employee") on terms that are similar to the terms of the benefits provided by the Company to such Continued Employee for the 12-month period prior to the Closing. This provision shall not be deemed an employment agreement and shall not alter the "at will" employment status of any Continued Employee who is not party to an employment agreement with Purchaser. The terms of any employment agreement entered into between Purchaser and any Continued Employee shall supercede this provision.

                  Section 5.15  No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 7.01, neither the Company nor Principal Seller shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Purchaser) relating to any business combination transaction involving the Company, including the sale by Principal Seller of its stock, the merger or consolidation of the Company or the sale of the Company's business or any of the assets (other than in the Ordinary Course of Business). The Company and Principal Seller shall notify Purchaser of any such inquiry or proposal within 24 hours of receipt or awareness of the same by such party.

                  Section 5.16  Notification; Updates to Disclosure Schedules. During the period between the date hereof and the Closing,  Principal Seller and the Company shall promptly notify Purchaser in writing if they have knowledge of (a) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by any Seller or the Company in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by any Seller or the Company in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; (c) any material breach of any covenant or obligation of any Seller or the Company; and (d) any event, condition, fact or circumstance that would be reasonably expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.14 requires any change in the Seller Disclosure Schedule or the Company Disclosure Schedule, then the Company and the Sellers shall promptly deliver to the Purchaser an update to the applicable Disclosure Schedule specifying such change. Except as provided in Section 8.01(a), no such update shall be deemed to supplement or amend the Seller Disclosure Schedule or the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or warranty made by any Seller or the Company in this Agreement or in any certificate delivered at Closing, (ii) reducing the Sellers Obligations pursuant to Article VIII or (iii) determining whether any of the conditions set forth in Article VI have been satisfied.

                  Section 5.17  Tax Matters. (a)  Purchaser shall prepare and file or caused to be prepared and filed all Tax Returns for the Company that are required to be filed after the Closing Date; provided, however, that with respect to any Tax Return that includes any taxable period ending on or before the Closing Date or with respect to the portion ending on the Closing Date of any taxable period that includes (but does not end on) such date (each, a "Pre-Closing Tax Period"), Principal Seller shall be permitted prior to filing to review and comment on all such Tax Returns and on any amended Tax Returns relating to any Pre-Closing Tax Period which the Purchaser intends to file after the Closing Date. Purchaser shall make any revisions to such Tax returns that are reasonably requested by Principal Seller. In the event that the Purchaser refuses to make a revision to any Tax Return that is requested by Principal Seller, Seller shall have the right prior to making any indemnity payment pursuant to Section 8.02(b)(vii) to request arbitration of the amount pursuant to the procedures set forth in Schedule 5.17(a), and the arbitrator shall reduce the indemnity payment to which Purchaser would otherwise be entitled if and to the extent that the arbitrator determines the indemnity payment would otherwise be increased as a result of Purchaser's refusal to make a revision to a Tax Return that was reasonably requested by Principal Seller. Each Seller and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.17 and any audit, litigation or other proceeding with respect to Taxes related to such Tax Returns. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information (in the case of the Sellers, in their possession as of the Closing Date to the extent not previously delivered to Purchaser) which are reasonably relevant to any such audit, litigation or other proceeding and making themselves and their appropriate employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Seller agrees (i) to retain (to the extent not previously delivered to Purchaser) all books and records in such Seller's possession as of the Closing Date with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into prior to the Closing Date with any Governmental Entity, and (ii) to give Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Purchaser so requests, to allow Purchaser to take possession of such books and records. Each Seller further agrees, upon request, to use its reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (b)  Purchaser will provide Principal Seller with prompt notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other Taxing Authority which relate to Company ("Tax Claim") and which Tax Claim might result in an indemnity payment by Sellers under Section 8.02 hereof; provided, however, that the failure to give such notice shall not affect the indemnification provisions in Section 8.02 except to the extent Sellers have been actually prejudiced as a result of such failure. Principal Seller shall be entitled at its election and expense to control the resolution, disposition and settlement of any Tax Claim that Principal Seller acknowledges will be indemnifiable in full pursuant to Section 8.02 if determined adversely (an "Indemnified Tax Claim"), using counsel selected by Principal Seller; provided, however, that such counsel is reasonably satisfactory to Purchaser. Principal Seller shall not settle any Indemnified Tax Claim that Principal Seller has elected to control without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed). Purchaser shall have the right to participate in all aspects of the defense of an Indemnified Tax Claim that Principal Seller has elected to control and shall have the right, at its own expense, to employ its own counsel with respect to such Indemnified Tax Claim. Principal Seller shall endeavor in good faith and use reasonable efforts to advise Purchaser of all proceedings related to the contest of any Indemnified Tax Claim that Principal Seller has elected to control, all action taken or proposed to be taken by any Taxing Authority with respect to such Indemnified Tax Claim and all action proposed to be taken by Principal Seller with respect to such Indemnified Tax Claim. Principal Seller shall promptly notify Purchaser if, in connection with any Indemnified Tax Claim that Principal Seller has elected to control, any Taxing Authority proposes to make any assessment or adjustment with respect to Tax items of Company, which assessments or adjustments might not result in an indemnity payment by the Sellers under Section 8.02. Company or Purchaser shall control all proceedings with respect to all Tax Claims other than Indemnified Tax Claims and with respect to Indemnified Tax Claims that Principal Seller has not elected to control. If Principal Seller does not elect to control an Indemnified Tax Claim, it shall nonetheless reimburse Purchaser for all reasonable expenses relating to the defense of such Indemnified Tax Claim.

                  (c)  With respect to a Tax Claim that relates only in part to Taxes that Principal Seller acknowledges will be indemnifiable pursuant to Section 8.02 if determined adversely ("Joint Tax Claim"), Purchaser will endeavor in good faith and use reasonable efforts to advise Principal Seller of (A) all proceedings related to the contest of such Joint Tax Claim, (B) all action taken or proposed to be taken by any Taxing Authority with respect to such Joint Tax Claim, and (C) all actions proposed to be taken by Purchaser with respect to such Joint Tax Claim. Purchaser will permit Principal Seller reasonable opportunity to review the content of documentation, protests, memoranda of fact and law, briefs, and stipulations of fact relating solely to the indemnifiable portion of such Joint Tax Claim. Purchaser will consider in good faith any Principal Seller's suggestions with respect to any Joint Tax Claim. Purchaser will not settle any portion of a Joint Tax Claim that would give rise to an indemnity payment by Sellers under Section 8.02 without the prior written consent of Principal Seller (which consent shall not be unreasonably withheld or delayed).

                  (d)  The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any Pre-Closing Tax Period (other than a Straddle Period, as defined below) shall be for the account of Sellers. The amount of economic benefit of any refunds, credits or offsets of Taxes of the Company or any of the Subsidiaries for any taxable period beginning after the Closing Date shall be for the account of Purchaser. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company or any of the Subsidiaries for any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period") shall be equitably apportioned between Seller and Purchaser. Notwithstanding the foregoing, any such refunds, credits or offsets of income Taxes shall be for the account of Purchaser to the extent that such refunds, credits or offsets of income Taxes are attributable (determined on a marginal basis) to the carryback from a taxable period beginning after the Closing Date (or the portion of a Straddle Period that begins on the day after the Closing Date) of items of loss, deductions, or other Tax items, of the Company or any of the Subsidiaries (or any of their respective affiliates, including Purchaser).

                  Section 5.18.  Audited Financial Statements. Regardless of whether the Closing shall occur, Purchaser shall pay all fees and expenses not in excess of $40,000 of Deloitte & Touche in connection with its audit of the Company's balance sheet as of June 30, 2003 and its statements of income and cash flows for the six months ended June 30, 2003, which audited financial statements shall be provided to Purchaser no later than five business days prior to the Closing Date.

                  Section 5.19.  Bankruptcy Claim. Prior to the Closing, the Company shall contest in good faith all claims in the Proceeding before the U.S. Bankruptcy Court for the Eastern District of Virginia styled "Donald F. King v. DataMark Inc." and shall use its reasonable efforts to resolve such claims in a manner favorable to the Company. If such claims are not resolved prior to the Closing then at all times following the Closing, Purchaser and the Company shall contest in good faith all such claims and shall use their reasonable efforts to resolve such claims in a manner favorable to the Company (without regard to the indemnification by Sellers pursuant to Section 8.02).

                  Section 5.20.  Seller Purchase Price Allocation Schedule. No later than five business days prior to the Closing, Principal Seller shall deliver to Purchaser, on behalf of Sellers, the Seller Purchase Price Allocation Schedule.

                  Section 5.21  Phantom Stock Plan. Each party hereto that is a participant in the Phantom Stock Plan (a "Participant") hereby agrees, effective as of the Closing, (i) to elect to have all of such Participant's shares of Phantom Stock liquidated in accordance with the terms of the Phantom Stock Plan, (ii) to elect to receive in consideration for the liquidation of such Participant's Phantom Stock an amount in immediately available funds equal to the product of the per share consideration to be paid to the Sellers pursuant to the Stock Purchase Agreement for shares of Common Stock multiplied by the number of units of Phantom Stock awarded to such Participant and (iii) to waive, release and forever discharge any and all claims, causes of action, debts, liens, contracts, agreements, promises, liabilities, demands, damages, losses, costs or expenses, whether in law or equity, known or unknown, fixed or contingent, of any nature whatsoever, which such Participant now has or may hereafter discover, without regard to any present actual knowledge on the part of such Participant, directly or indirectly, against the Company and its successors and assigns, to the extent relating to any interest in any Phantom Stock granted, sold, issued or otherwise delivered to Participant by the Company, including pursuant to the Phantom Stock Plan or any Phantom Stock award.

ARTICLE VI
Conditions Precedent

                  Section 6.01.  Conditions to Each Party's Obligation. The obligation of Purchaser to purchase and pay for the shares of Common Stock and Preferred Stock and the obligation of Sellers to sell the shares of Common Stock and Preferred Stock to Purchaser is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

                  (a)  Governmental Approvals. The waiting period under the HSR Act, if applicable to the consummation of the Acquisition, shall have expired or been terminated. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred.

                  (b)  No Injunctions or Restraints. No Applicable Law or Injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

                  Section 6.02.  Conditions to Obligation of Purchaser. The obligation of Purchaser to purchase and pay for the shares of Common Stock and Preferred Stock is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

           (a)  Representations and Warranties. Taken as a whole, the representations and warranties of Sellers and the Company in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case, taken as a whole, such representations and warranties that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date) and the Purchaser shall have received a certificate to that effect signed by an executive officer of each of the Company and Principal Seller.

           (b)  Performance of Obligations. Each Seller and the Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Seller or the Company, as the case may be, by the time of the Closing and the Purchaser shall have received a certificate to that effect signed by an executive officer of each of the Company and Principal Seller.

           (c)  Authorizations. Purchaser shall have received a certificate of the corporate Secretary of the Company and general partner of the Principal Seller, dated the Closing Date, certifying as to true and accurate copies of all actions taken by the board of directors of the Company and general partner of the Principal Seller, as applicable, related to or in connection with this Agreement and the Acquisition, the Certificate of Incorporation (certified by the Secretary of State of Delaware as of a recent date), and the by-laws of the Company as amended to date, and the names, true signatures and incumbency of the officers of the Company and general partner of the Principal Seller authorized to execute this Agreement and the other documents executed or to be executed in connection with this Agreement and the Acquisition.

           (d)  Absence of Proceedings. There shall not be pending any Proceeding (i) challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership or operation by Purchaser or any of its subsidiaries of any material portion of the business or assets of Purchaser, the Company or any of their respective subsidiaries, or to compel Purchaser, the Company or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Purchaser, the Company or any of their respective subsidiaries, in each case as a result of the Acquisition or any of the other transactions contemplated by this Agreement or (iii) seeking to impose limitations on the ability of Purchaser to acquire or hold, or exercise full rights of ownership of, the shares of Common Stock and Preferred Stock, including the right to vote the shares of Common Stock and Preferred Stock on all matters properly presented to the stockholders of the Company.

           (e)  Escrow Agreements. The Closing Escrow Agreement, Indemnification Escrow Agreement and the Working Capital Adjustment Escrow Agreement shall have been executed and delivered by the Purchaser and Principal Seller, on behalf of the Sellers, and by the applicable escrow agent.

           (f)  Consents. Each of the required consents set forth in Section 3.04 of the Company Disclosure Schedule shall have been obtained and be in full force and effect. The Company shall have additionally delivered authorized releases of all Liens of record or otherwise incurred pursuant to the Credit Facility.

(g) No Company Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect.
(h) Consulting Agreement. Leeds Equity Advisors, Inc. shall have executed and delivered the Leeds Weld Consulting Agreement.

           (i)  Officer's Certificate. Purchaser shall have received a certificate of an officer of the Company and Principal Seller certifying that the Seller Purchase Price Allocation Schedule is true and correct.

           (j)  Secretary's Certificate. Purchaser shall have received a certificate of the secretary of the Company attaching a true and correct copy of the certificate of incorporation and bylaws of the Company, together with all amendments thereto.

           (k)  Opinion of Counsel. Purchaser shall have received an opinion of counsel to the Company and Principal Seller reasonably acceptable to Purchaser relating to, among other things, the due authorization, good standing, capitalization, no-conflict and legality of this Agreement and the transactions contemplated hereby.

(l) Financing. Purchaser shall have received the Financing or a sufficient amount of alternate financing to pay the Cash Purchase Price.

           (m)  Environmental Report. Purchaser shall have received no later than five business days prior to the Closing, a copy of a Phase I environmental site assessment report for the Company's headquarters facility.

           (n)  Stock Certificates and Stock Powers. Purchaser shall have received (i) certificates representing the shares of Common Stock owned by each Seller (as set forth on the Seller Purchase Price Allocation Schedule), and (ii) certificates representing the shares of Preferred Stock owned by each Seller (as set forth on the Seller Purchase Price Allocation Schedule), in each case duly endorsed to Purchaser or accompanied by stock powers duly endorsed to Purchaser, in proper form for transfer, with appropriate stock transfer Tax stamps, if any, affixed, or (iii) an affidavit of loss in the event that any such certificates of Sellers shall have been lost or destroyed.

           (o)  Audited Financial Statements. Purchaser shall have received no later than five business days prior to the Closing, a balance sheet of the Company as at June 30, 2003, and statements of the Company's income and cash flows for the six months ended June 30, 2003, in each case audited by Deloitte & Touche.

           (p)  Other Noncompetition Agreements. Purchaser shall have received an executed counterpart of an Other Seller Noncompetition and Confidentiality Agreement from each of the individuals set forth on Schedule 1.04(a)(v). Purchaser hereby acknowledges that it has received an executed counterpart of an Other Seller Noncompetition and Confidentiality Agreement from each of the individuals set forth on Schedule 1.04(a)(v) and this condition has been satisfied as of the date of this Agreement and as of the Closing Date.

(q) FIRPTA Certificates. Purchaser shall have received a FIRPTA Certificate from each Seller.

           (r)  Purchaser shall have received a true and complete list of the numbers or other identification of all the checking accounts, deposit accounts, securities accounts, safety deposit boxes or other deposit or safekeeping arrangements maintained by the Company as of the Closing Date.

           (s)  Leeds Weld Noncompetition and Confidentiality Agreement. Purchaser shall have received an executed counterpart of the Leeds Weld Noncompetition and Confidentiality Agreement from Leeds Equity Advisors, Inc.

                  Section 6.03.  Conditions to Obligation of Sellers. The obligation of Sellers to sell is subject to the satisfaction (or waiver by Principal Seller) on or prior to the Closing Date of the following conditions:

                  (a)  Representations and Warranties. The representations and warranties of Purchaser made in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

                  (b)  Performance of Obligations. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.

                  (c)  Absence of Proceedings. There shall not be pending any Proceeding challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or seeking to obtain damages from any Seller or any of their respective subsidiaries in connection with the Acquisition.

(d) Registration Rights Agreement. The Purchaser shall have executed and delivered a counterpart to the Registration Rights Agreement.

                  (e)  Opinion of Counsel. Principal Seller shall have received an opinion of counsel to Purchaser reasonably acceptable to Principal Seller that is conditioned and based upon the representations and warranties set forth in Article II indicating that (i) this Agreement has been duly authorized, executed and delivered by Purchaser and (ii) no registration under the Securities Act or under Colorado or Utah securities laws is required in connection with the issuance of the Seller Notes or Purchaser Common Stock.

                  Section 6.04.  Frustration of Closing Conditions. Neither Purchaser nor any Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable best efforts or commercially reasonable best efforts, as applicable, to cause the Closing to occur, as required by Section 5.08.

ARTICLE VII
Termination, Amendment and Waiver

                  Section 7.01.  Termination. (a)  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) by mutual written consent of Principal Seller, on behalf of itself and the Other Sellers, and Purchaser;

           (ii)  by Principal Seller, on behalf of itself and the Other Sellers, if any of the conditions set forth in Sections 6.01 or 6.03 shall have become incapable of fulfillment, and shall not have been waived by Principal Seller;

(iii) by Purchaser if any of the conditions set forth in Sections 6.01 or 6.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or
(iv) by Principal Seller, on behalf of itself and the Other Sellers, or Purchaser, if the Closing does not occur on or prior to December 31, 2003.

                  (b)  In the event of termination by Principal Seller, on behalf of itself and the Other Sellers, or Purchaser pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

           (i)  Purchaser shall return all documents and other material (including all copies thereof, whether maintained in hard copy, on computer disk or on computer hard drive) received from any of the Sellers or the Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Principal Seller; and

           (ii)  all confidential information received by Purchaser with respect to the business of the Company shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

                  Section 7.02.  Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.03 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it which shall survive for two years from the date hereof and for the provisions of (i) Section 5.09 relating to certain expenses, (ii) Section 5.10 relating to finder's fees and broker's fees, (iii) Section 5.12 relating to publicity; (iv) Section 5.18 relating to the fees and expenses of Deloitte & Touche in connection with its audit of the Company's June 30, 2003 financial statements, and (v) Section 7.01 and this Section 7.02, each of which shall survive indefinitely. Nothing in this Section 7.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

                  Section 7.03.  Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto or, in the case of each Seller, by Principal Seller on behalf of such Seller. By an instrument in writing, Purchaser, on the one hand, or Principal Seller, on behalf of itself and the Other Sellers, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE VIII
Indemnification

                  Section 8.01  Survival. (a)  The representations, warranties, covenants and obligations of each party to this Agreement shall, without regard to the death or dissolution of any party to this Agreement, remain in full force and effect and survive for a period commencing on the date of this Agreement and ending on April 30, 2005, except that:

           (i)  the representations and warranties set forth in Sections 2.05, 3.11 and 3.13 shall remain in full force and effect and survive for a period of six (6) months from and after expiration of the relevant statute of limitations; provided that if any claim related to Taxes that may be subject to indemnity is asserted by a Governmental Entity against an Indemnified Purchaser Party (as defined below) prior to the expiration of the relevant statute of limitations, the representations and warranties set forth in Sections 3.11 and 3.13, to the extent directly related to such claim, shall remain in full force and effect and survive until six months from and after the final determination of such claim.

(ii) the covenants contained in Section 5.17 shall survive indefinitely.

           (iii)  the representations and warranties set forth in Section 3.17 shall remain in full force and effect and survive for a period of five (5) years from the Closing Date with respect to any of the "Recognized Environmental Conditions" or other issues of concern identified in the Phase I environmental report delivered pursuant to Section 5.11, except as otherwise disclosed in Section 3.17 of the Company Disclosure Schedule (without giving effect to any updates after the date hereof), as to which the Company could reasonably be expected to be in violation of, or liable under, any Environmental Law, provided that as to any other claims, the representations and warranties in Section 3.17 shall survive until April 30, 2005; and

           (iv)  the representations and warranties set forth in Sections 2.04, 3.02 and 3.06 shall remain in full force and effect and survive for an unlimited period of time; provided, however, that if prior to the Closing (i) Sellers disclose to Purchaser in a written update to any section of the Sellers Disclosure Schedule or the Company Disclosure Schedule any breach by Sellers or the Company of any representation, warranty or covenant contained in this Agreement and (ii) the effect of such breach is a failure of the condition to Purchaser's obligations set forth in Section 6.02(a), and Purchaser waives such condition and proceeds with the Closing, Purchaser shall be deemed to have waived such breach and Purchaser and its successors, assigns and affiliates shall not be entitled to sue for Damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach.

                  (b)  Expiration of Claims. If any party makes a claim with respect to any representation or warranty within the time periods described in paragraph (a) above, and such claim is not completely and finally resolved prior to the expiration of the applicable time period, such representation or warranty shall survive solely with respect to any such claim or claims based directly upon or related directly to such claim until such time as such claims are completely and finally resolved, either by means of a written settlement agreement executed on behalf of Sellers and Purchaser or by means of a final, non-appealable judgment issued by a court of competent jurisdiction. If it is determined that any Seller had actual knowledge of a breach of a representation or warranty prior to Closing, and such Seller did not disclose such breach prior to Closing, any claims with respect to breach of such representation or warranty shall survive until the later of the expiration of the applicable survival period or one year after such breach is disclosed to Purchaser.

Section 8.02. Indemnification. Subject to the limitations of Sections 8.01, 8.03 and 8.04 hereof:

                  (a)  Each Seller, severally but not jointly, agrees to indemnify and hold harmless Purchaser, the Company, any subsidiaries of Purchaser, and their respective affiliates from and against any and all Damages resulting from (i) any breach of representation or warranty on the part of such Seller contained in Article II or Section 5.10 hereof (each a "Separate Representation") or in any certificate delivered by or on behalf of such Seller on behalf of itself as a Seller and not on behalf of the Company under the terms of this Agreement or (ii) from any breach by such Seller of its covenant in Section 1.02 to deliver its Shares to Purchaser at the Closing or in Sections 5.03 and 5.12 to the extent related thereto or in Section 5.17 (the "Separate Covenants").

                  (b)  Sellers, severally but not jointly, to the extent of their pro rata portion of the Total Consideration received, agree to indemnify and hold harmless Purchaser, the Company, the any subsidiaries of Purchaser, and their respective affiliates from and against any and all Damages resulting from:

           (i)  any breach of a representation or warranty contained in Article III of this Agreement or in any certificate delivered by the Sellers or the Company under the terms hereof relating thereto (other than any such breach that arises as a result of any Proceedings initiated (whether before or after the Closing Date) against (A) the Company, (B)  any present or former officer or director of the Company in such Person's capacity as an officer or director or (C) any present or former officer or director of the Company in such Person's personal capacity to the extent such officer or director is entitled to indemnification from the Company with respect to such Proceeding, by an employee, independent contractor, vendor or customer of the Company as of the Closing Date or a former employee, independent contractor, vendor or customer of the Company for misconduct prior to the Closing on the part of a member of the Company's senior management team to the extent directly relating to misconduct prior to the Closing Date by Arthur Benjamin or Thomas Deardon in such Person's personal capacity (i.e., not in such Person's capacity as an officer or director of the Company)). For purposes of this Section 8.02(b)(i) the representations and warranties in Article III (other than in Section 3.02(b), 3.09(a) or 3.15) shall be deemed not qualified by any standard of materiality therein or reference therein to materiality, but such representations and warranties shall be read and applied as if such standards and references did not appear therein;

           (ii)  any Proceedings initiated (whether before or after the Closing Date) against (A) the Company, (B) any present or former officer or director of the Company in such Person's capacity as an officer or director or (C) any present or former officer or director of the Company in such Person's personal capacity to the extent such officer or director is entitled to indemnification from the Company with respect to such Proceeding by an employee, independent contractor, vendor or customer of the Company as of the Closing Date or a former employee, independent contractor, vendor or customer of the Company for misconduct prior to the Closing on the part of a member of the Company's senior management team to the extent directly relating to misconduct prior to the Closing Date by Arthur Benjamin or Thomas Deardon in such Person's individual capacity (i.e., not in such Person's capacity as an officer or director of the Company);

(iii) any breach of any covenant herein to be performed (A) by Sellers (excluding the Separate Covenant, to the extent that Section 8.02(a) applies) or (B) prior to the Closing, by the Company;

           (iv)  any Proceedings initiated by any Seller resulting from a dispute among the Sellers as to the allocation among the Sellers of the Total Consideration or the preparation or content of the Seller Purchase Price Allocation Schedule;

           (v)  any expenses incurred by the Company on or prior to the Closing relating to the Acquisition or related transactions that are not (i) included in Transaction Expenses or (ii) either paid by the Company at or prior to the Closing or accrued as a Current Liability on the Closing Date Balance Sheet;

(vi) any Indebtedness of the Company as of the Closing Date to the extent that such Indebtedness was not paid by the Company or deducted in the calculation of the Cash Purchase Price;

           (vii)  all liability for Taxes of the Company with respect to any Pre-Closing Tax Period not paid as of the Closing, provided, however, Sellers shall not be required to indemnify Purchaser for any such Taxes not paid as of the Closing to the extent of the amount of such Taxes accrued on the Closing Date Balance Sheet. In the case of a Straddle Period: (i) Taxes measured by the amount or value of Company property for the Pre-Closing Tax Period shall be equal to the amount of such Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; (ii) Taxes measured by Company gross or net income or profits or sales for the Pre-Closing Tax Period shall be determined based on an actual closing of the books as if such taxable period ended as of the close of business on the Closing Date; and (iii) all other Taxes shall be equitably apportioned; and

(viii) the Proceeding before the U.S. bankruptcy Court for the Eastern District of Virginia styled "Donald F. King v. DataMark Inc."

                  (c)  Purchaser agrees to indemnify and hold Sellers and their respective affiliates harmless from and against any and all Damages resulting from (i) any breach of representation or warranty contained in Article IV or Section 5.10 on the part of Purchaser under the terms of this Agreement, (ii) any breach of a covenant on the part of Purchaser under the terms of this Agreement; (iii) any breach of any covenant herein to be performed by the Company after the Closing.

                  Section 8.03.  Limitations on Indemnification. (a)  Dollar Limitations - Minimum. Sellers shall not be liable to Purchaser for indemnification under Section 8.02 (other than Section 8.02(b)(iv), (v), (vi), (vii) and (viii)) for breach of any representation or warranty or covenant unless and until, and then only to the extent that, the aggregate Damages incurred by Purchaser and the Company exceed the sum of $500,000. Purchaser shall not be liable to Sellers for indemnification under Section 8.02 for breach of any representation or warranty unless and until, and then only to the extent that, the aggregate Damages incurred by Sellers exceed the sum of $500,000.

                  (b)  Dollar Limitations - Maximum. The maximum aggregate liability of Sellers to Purchaser, the Company and their respective affiliates: (A) for all claims pursuant to Section 8.02(a)(i) or Section 8.02(b)(i) (other than for a breach of the representations and warranties contained in Sections 2.04, 2.05, 3.02 and 3.06) shall be $10,000,000; (B) for all claims pursuant to Section 8.02(b)(ii) shall be $5,000,000; (C) for all claims pursuant to Section 8.02(a)(i) with respect to the representations and warranties contained in Section 2.05 shall be the aggregate value of the Seller Notes and the shares of Purchaser Common Stock actually issued by Purchaser to the applicable Seller; (D) for all claims pursuant to Section 8.02(b)(iii) shall be $20,000,000 and (E) for all claims pursuant to Section 8.02(a) or Section 8.02(b) (other than Sections 8.02(b)(vii) and 8.02(b)(viii)) shall be the Cash Purchase Price plus the greater of $9,000,000 or the aggregate amount actually paid by the Purchaser on account of the Seller Notes, as adjusted pursuant to Section 1.05(c). For the avoidance of doubt, there shall be no indemnification liability to the extent that it would exceed any of the foregoing caps. The maximum aggregate liability of Purchaser to Sellers and their respective affiliates: (A) for all claims pursuant to Section 8.02(c)(i) (other than for a breach of the representations and warranties contained in Section 4.05) shall be $10,000,000; and (B) for all claims pursuant to Section 8.02(c)(ii) and 8.02(c)(iii) shall be $20,000,000. For the avoidance of doubt, there shall be no indemnification liability to the extent that it would exceed any of the foregoing caps.

                  (c)  With respect to any claims against any Seller, Purchaser shall be obligated as to each Seller to collect any Damages (in any order) from (i) the amounts on deposit in escrow pursuant to the Indemnification Escrow Agreement and (ii) its rights of setoff provided for in the Seller Notes before it may seek collection of any additional amounts from such Seller. It being understood that Purchaser shall be permitted to pursue litigation against Sellers, but shall not be permitted to enforce any resulting judgment except in accordance with this Section 8.03(c).

                  (d)  In no event shall any Seller have any indemnity obligations to Purchaser, the Company, and subsidiaries of Purchaser and their respective affiliates under Section 8.02(b) for any Damages resulting from any breach of the representations and warranties contained in Section 3.17, except to the extent such Damages were incurred to comply with, or pursuant to, any Applicable Law, Environmental Law or common law, or as a result of any claims thereunder or relating thereto.

                  (e)  Notwithstanding anything else in this Section 8.03, all indemnity amounts payable under Section 8.02(b)(vii) and Section 8.02(b)(viii) will not be subject to the limitation provisions in Sections 8.03(a) and (b).

                  Section 8.04.  Third Party Claims. (a)  In order for the Purchaser, the Company or their respective affiliates (an "Indemnified Purchaser Party"), or Sellers or their respective affiliates (an "Indemnified Seller Party") to be entitled to any indemnification provided for under Section 8.02(a) or (b) or Section 8.02(c), respectively, in respect of, arising out of or involving a claim made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim promptly following receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

                  (b)  If a Third Party Claim is made against an Indemnified Seller Party, the Purchaser shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Purchaser; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the Purchaser so elect to assume the defense of a Third Party Claim, the Purchaser shall not be liable to the Indemnified Seller Party for any legal expenses subsequently incurred by the Indemnified Seller Party in connection with the defense thereof. If the Purchaser assumes such defense, the Indemnified Seller Party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Purchaser), at its own expense, separate from the counsel employed by the Purchaser, it being understood that the Purchaser shall control such defense. The Purchaser shall be liable for the fees and expenses of counsel employed by the Indemnified Seller Party for any period during which the Purchaser has not assumed the defense thereof (other than during any period in which the Indemnified Seller Party shall have failed to give notice of the Third Party Claim as provided above). If the Purchaser chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Purchaser's request) the provision to the Purchaser of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Purchaser assumes the defense of a Third Party Claim, the Indemnified Seller Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Purchaser's prior written consent (which consent shall not be unreasonably withheld). If the Purchaser assumes the defense of a Third Party Claim, the Indemnified Seller Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Purchaser may recommend and that by its terms obligates the Purchaser to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Seller Party completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnified Seller Party. Notwithstanding the foregoing, the Purchaser shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Seller Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Seller Party that the Indemnified Seller Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Purchaser shall be entitled to assume the defense of the portion relating to money damages.

                  (c)  If a Third Party Claim is made against an Indemnified Purchaser Party that would not reasonably forseeably result in any Indemnified Purchaser Party having liability in excess of the lesser of $20,000,000 or twice the maximum remaining indemnification exposure of the Sellers pursuant to this Article VIII, the Principal Seller shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Principal Seller; provided, however, that such counsel is not reasonably objected to by the Indemnified Purchaser Party. Should the Principal Seller so elect to assume the defense of a Third Party Claim, the Principal Seller shall not be liable to the Indemnified Purchaser Party for any legal expenses subsequently incurred by the Indemnified Purchaser Party in connection with the defense thereof. If the Principal Seller assumes such defense, the Indemnified Purchaser Party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Principal Seller), at its own expense, separate from the counsel employed by the Principal Seller, it being understood that the Principal Seller shall control such defense. The Principal Seller shall be liable for the fees and expenses of counsel employed by the Indemnified Purchaser Party for any period during which the Principal Seller has not assumed the defense thereof (other than during any period in which the Indemnified Purchaser Party shall have failed to give notice of the Third Party Claim as provided above). If the Principal Seller chooses to defend or prosecute a Third Party Claim, all the Indemnified Purchaser Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Principal Seller's request) the provision to the Principal Seller of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Principal Seller assumes the defense of a Third Party Claim, the Indemnified Purchaser Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Principal Seller's prior written consent (which consent shall not be unreasonably withheld). If the Principal Seller assumes the defense of a Third Party Claim, the Indemnified Purchaser Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Principal Seller may recommend and that by its terms obligates the Principal Seller to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Purchaser Party completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnified Purchaser Party. Notwithstanding the foregoing, the Principal Seller shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Purchaser Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Purchaser Party that the Indemnified Purchaser Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Principal Seller shall be entitled to assume the defense of the portion relating to money damages. In the event that Principal Seller is not entitled to assume a Third Party Claim pursuant to the first sentence of this paragraph (c), (i) Principal Seller shall be entitled to participate in the defense of such Third Party Claim on the same terms as would apply to an Indemnified Purchaser Party if it elected to participate in the defense of a Third Party Claim assumed by Principal Seller and (ii) Purchaser shall not settle such Third Party Claim without the prior written consent of Principal Seller (which shall not be unreasonably withheld); provided, that without the prior consent of Principal Seller, Purchaser shall be entitled to settle any Third Party Claim for an amount not to exceed $5,000,000 or for an amount in excess of $10,000,000.

                  Section 8.05.  Exercise Of Remedies By Indemnitees Other Than Purchaser. No Indemnitee (other than Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim pursuant to Section 8.02(a) or 8.02(b) unless Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

                  Section 8.06.  Several Liability. Except as set forth in the next sentence, each Seller shall be severally liable to Purchaser for (a) the aggregate amount of all Damages arising out of the breach of any Separate Representations or Separate Covenants of such Seller, including any breach by such Seller of its obligation under this Agreement to deliver its Shares free and clear of Liens, and (b) such Seller's pro rata portion of the Total Consideration (as set forth on the Seller Purchase Price Allocation Schedule under the column titled "Percentage of Total Consideration") of the aggregate amount of all Damages or liabilities, other than those described in clause (a), for which Sellers may be liable hereunder. No Seller shall have any liability hereunder for the obligations of any other Seller hereunder.

                  Section 8.07.  Exclusive Remedy. Except as otherwise specifically provided in this Agreement, the Leeds Weld Consulting Agreement, the Leeds Weld Noncompetition and Confidentiality Agreement, any Other Seller Noncompetition and Confidentiality Agreement, the Registration Rights Agreement, the Seller Notes or any other agreement delivered in connection herewith, Purchaser and Sellers acknowledge that the sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement, the Acquisition and the other transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article VIII including any claims with respect to the matters addressed in Section 3.17.

                  Section 8.08.  Calculation of Damages. The amount of any Damages for which indemnification is provided in this Article VIII or elsewhere in this agreement shall be calculated net of any insurance proceeds (less (i) the cost of such insurance in the year the applicable claim is made and (ii) the increased cost of such insurance in the following year) to the extent such net insurance proceeds are a positive number and third-party recovery (net of collection costs) is realized by the indemnified party. Any indemnity payment under this agreement shall be treated as an adjustment to the purchase price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the purchase price for United States Federal income Tax purposes.

                  Section 8.09.  Mitigation. Purchaser and each Seller, including Principal Seller, on behalf of each Seller, shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify any other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

ARTICLE IX
General Provisions

                  Section 9.01.  Disclosure Schedule. The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of the Company and the Sellers as set forth in this Agreement or (ii) descriptions or lists of shares, assets and liabilities and other items referred to in this Agreement. The statements in the Disclosure Schedule, and those in any supplement thereto, shall be deemed to modify (i) the representations and warranties in the Section of this Agreement to which they expressly relate and (ii) any other representation and warranty in this Agreement to the extent that it would be reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other representations or warranty

                  Section 9.02.  Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party) without the prior written consent of the other parties hereto; provided, however, that no assignment shall limit or affect the assignor's obligations hereunder; provided, further, that following the Closing, Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Article VIII), in whole or in part, to any other Person without obtaining the consent or approval of any other Person. Any attempted assignment in violation of this Section 9.02 shall be voidable by Purchaser, in the case of an attempted assignment by a Seller, or by Principal Seller, in the case of an attempted assignment by Purchaser in violation of this Section 9.02.

                  Section 9.03.  No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

                  Section 9.04.  Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, as follows:

(i) if to Purchaser, to:
eCollege.com 4900 S. Monaco St. Denver, Colorado 80237 Fax No.: (303) 873-7449 Attention: Oakleigh Thorne

with a copy to:
Holme Roberts & Owen LLP 1700 Lincoln Street Suite 4100 Denver, Colorado 80203 Fax No.: (303) 866-0200 Attention: Richard R. Plumridge, Esq.

(ii) if to the Company, to:
DataMark Inc. 2305 Presidents Drive Salt Lake City, UT Fax No.: (801) 736-1035 Attention: Arthur E. Benjamin

with copies to:
Leeds Weld & Co. 660 Madison Avenue, 15th Floor New York, NY 10021 Fax No.: (212) 835-2020 Attention: Peter A. Lyons

and
Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 Fax No.: (212) 474-3700 Attention: Ronald Cami, Esq.

(iii) if to Sellers, to:
Leeds Weld & Co. 660 Madison Avenue, 15th Floor New York, NY 10021 Fax No.: (212) 835-2020 Attention: Peter A. Lyons

and
Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 Fax No.: (212) 474-3700 Attention: Ronald Cami, Esq.

                  Section 9.05  Counterparts. This Agreement may be executed in one or more counterparts (by facsimile or original signature), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

                  Section 9.06.  Entire Agreement. This Agreement and the Transaction Agreements, along with the Exhibits and disclosure schedules hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Transaction Agreements.

                  Section 9.07.  Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

                  Section 9.08.  Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of each state and federal court located in the County of Denver, Colorado (and each appellate court located in the State of Colorado), for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Colorado with respect to any matters to which it has submitted to jurisdiction in this Section 9.08. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal court located in the County of Denver, Colorado (and any appellate court located in the state of Colorado) and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  Section 9.09.  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

                  Section 9.10.  Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.10.

                  Section 9.11.  Attorney's Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of any of the transactions contemplated hereby is brought against any party to this Agreement, unless attorneys' fees are already provided for, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

Section 9.12. Time of Essence. Time is of the essence of this Agreement.

                  Section 9.13.  Waiver. (a)  Failure to Exercise Remedy Not Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (b)  No Deemed Waiver. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

                  Section 9.14.  Specific Performance. The Company and Sellers agree that: (a) in the event of any breach or threatened breach by any Seller of such Seller's covenant to deliver the Common Stock or Preferred Stock owned by such Seller at the Closing, the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) neither Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.
eCOLLEGE.COM

By: /s/ Oakleigh Thorne
Name: Oakleigh Thorne
Title: CEO

DATAMARK INC.

By: /s/ Arthur Benjamin
Name: Arthur Benjamin
Title: President

LEEDS EQUITY PARTNERS III, L.P.
a Delaware limited partnership

By: Leeds Equity Associates, L.P., a Delaware limited partnership

By: Leeds Equity Management, LLC, a Delaware limited liability company

By: /s/ Robert A. Bernstein
Name: Robert A. Bernstein
Title: Member

DATAMARK SHAREHOLDERS

By: /s/ Arthur Benjamin
Name: Arthur E. Benjamin
Title: President & CEO

STATE OF ILLINOIS )
) ss.
COUNTY OF COOK )

On this   15   day of September, 2003, personally appeared before me     Martha A. Ortiz      , and proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to this instrument and acknowledged that he executed the same.

/s/ Martha A. Ortiz
Notary Public
(OFFICIAL SEAL) MARTHA A. ORTIZ NOTARY PUBLIC - STATE OF ILLINOIS MY COMMISSION EXPIRES: 07/23/07

By: /s/ Richard Bentz
Name: Richard Bentz
Title: Vice President of Research

STATE OF ILLINOIS )
) ss.
COUNTY OF COOK )

On this   15   day of September, 2003, personally appeared before me     Martha A. Ortiz      , and proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to this instrument and acknowledged that he executed the same.

/s/ Martha A. Ortiz
Notary Public
(OFFICIAL SEAL) MARTHA A. ORTIZ NOTARY PUBLIC - STATE OF ILLINOIS MY COMMISSION EXPIRES: 07/23/07

By: /s/ Kevin Bodily
Name: Kevin Bodily
Title:

State of Utah )
)ss.
County of Salt Lake )

On this   15th   day of September, 2003, before me, personally appeared    Kevin A. Bodily    , personally known to me to be the person whose name is subscribed to this instrument, and acknowledged that he/she executed the same.

/s/ Marcia L. Custer
Notary Public
(OFFICIAL SEAL) NOTARY PUBLIC MARCIA L. CUSTER 2149 East 4500 South Salt Lake City, Utah 84117 COMMISSION EXPIRES November 15, 2005 STATE OF UTAH

By: /s/ Thomas L. Dearden
Name: Thomas L. Dearden
Title:

State of Utah )
)ss.
County of Salt Lake )

On this   15th   day of September, 2003, before me, personally appeared    Thomas L. Dearden   , personally known to me to be the person whose name is subscribed to this instrument, and acknowledged that he/she executed the same.

/s/ Marcia L. Custer
Notary Public
(OFFICIAL SEAL) NOTARY PUBLIC MARCIA L. CUSTER 2149 East 4500 South Salt Lake City, Utah 84117 COMMISSION EXPIRES November 15, 2005 STATE OF UTAH

By: /s/ Anthony P. Johnson
Name: Anthony P. Johnson
Title: Research Services Manager

State of Utah )
)ss.
County of Salt Lake )

On this   15th   day of September, 2003, before me, personally appeared    Anthony P. Johnson    , personally known to me to be the person whose name is subscribed to this instrument, and acknowledged that he/she executed the same.

/s/ Marcia L. Custer
Notary Public
(OFFICIAL SEAL) NOTARY PUBLIC MARCIA L. CUSTER 2149 East 4500 South Salt Lake City, Utah 84117 COMMISSION EXPIRES November 15, 2005 STATE OF UTAH

By: /s/ Pamela Tiemeyer Jones
Name: Pamela Tiemeyer Jones
Title:

State of Georgia )
) ss.
County of Salt Lake Fulton )

On this   15   day of September, 2003, personally appeared before me       Pamela Tiemeyer Jones    , and proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to this instrument and acknowledged that he executed the same.

/s/ [Illegible]
Notary Public
(OFFICIAL SEAL)
Notary Public, Gwinnett County, Georgia.
My Commission Expires Feb. 27, 2005

By: /s/ Sherril H. Martin
Name: Sherril H. Martin
Title: Vice President - [Illegible]

STATE OF ILLINOIS )
) ss.
COUNTY OF COOK )

On this   15   day of September, 2003, personally appeared before me     Martha A. Ortiz      , and proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to this instrument and acknowledged that he executed the same.

/s/ Martha A. Ortiz
Notary Public
(OFFICIAL SEAL) MARTHA A. ORTIZ NOTARY PUBLIC - STATE OF ILLINOIS MY COMMISSION EXPIRES: 07/23/07

By: /s/ Edwin Ray Patterson, Jr.
Name: Edwin Ray Patterson, Jr.
Title:

State of Utah )
)ss.
County of Salt Lake )

On this   15th   day of September, 2003, before me, personally appeared    Edwin Ray Patterson, Jr.    , personally known to me to be the person whose name is subscribed to this instrument, and acknowledged that he/she executed the same.

/s/ Marcia L. Custer
Notary Public
(OFFICIAL SEAL) NOTARY PUBLIC MARCIA L. CUSTER 2149 East 4500 South Salt Lake City, Utah 84117 COMMISSION EXPIRES November 15, 2005 STATE OF UTAH

By: /s/ Timothy K. Richards.
Name: Timothy K. Richards
Title: Director of I.T.

State of Utah )
)ss.
County of Salt Lake )

On this   15th   day of September, 2003, before me, personally appeared    Timothy K. Richards    , personally known to me to be the person whose name is subscribed to this instrument, and acknowledged that he/she executed the same.

/s/ Marcia L. Custer
Notary Public
(OFFICIAL SEAL) NOTARY PUBLIC MARCIA L. CUSTER 2149 East 4500 South Salt Lake City, Utah 84117 COMMISSION EXPIRES November 15, 2005 STATE OF UTAH

By: /s/ Donald A. Stroh
Name: Donald A. Stroh
Title:

STATE OF ILLINOIS )
) ss.
COUNTY OF COOK )

On this   15   day of September, 2003, personally appeared before me     Martha A. Ortiz      , and proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to this instrument and acknowledged that he executed the same.

/s/ Martha A. Ortiz
Notary Public
(OFFICIAL SEAL) MARTHA A. ORTIZ NOTARY PUBLIC - STATE OF ILLINOIS MY COMMISSION EXPIRES: 07/23/07

By: /s/ Melanie Mortensen Wilcox
Name: Melanie Mortensen Wilcox
Title:

State of Utah )
)ss.
County of Salt Lake )

On this   15th   day of September, 2003, before me, personally appeared    Melanie Mortensen    , personally known to me to be the person whose name is subscribed to this instrument, and acknowledged that he/she executed the same.

/s/ Marcia L. Custer
Notary Public
(OFFICIAL SEAL) NOTARY PUBLIC MARCIA L. CUSTER 2149 East 4500 South Salt Lake City, Utah 84117 COMMISSION EXPIRES November 15, 2005 STATE OF UTAH

By: /s/ Oraldo Rivera
Name: Oraldo Rivera
Title:

State of Utah )
)ss.
County of Salt Lake )

On this   15th   day of September, 2003, before me, personally appeared    Oraldo Rivera    , personally known to me to be the person whose name is subscribed to this instrument, and acknowledged that he/she executed the same.

/s/ Marcia L. Custer
Notary Public
(OFFICIAL SEAL) NOTARY PUBLIC MARCIA L. CUSTER 2149 East 4500 South Salt Lake City, Utah 84117 COMMISSION EXPIRES November 15, 2005 STATE OF UTAH

By: /s/ Jenniffer A. Gray
Name: Jenniffer A. Gray
Title: Revenue Manager

State of Utah )
)ss.
County of Salt Lake )

On this   15th   day of September, 2003, before me, personally appeared    Jenniffer Gray     , personally known to me to be the person whose name is subscribed to this instrument, and acknowledged that he/she executed the same.

/s/ Marcia L. Custer
Notary Public
(OFFICIAL SEAL) NOTARY PUBLIC MARCIA L. CUSTER 2149 East 4500 South Salt Lake City, Utah 84117 COMMISSION EXPIRES November 15, 2005 STATE OF UTAH

By: /s/ Michael K. Griffin
Name: Michael K. Griffin
Title: Account Executive

STATE OF ILLINOIS )
) ss.
COUNTY OF COOK )

On this   15   day of September, 2003, personally appeared before me     Martha A. Ortiz      , and proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to this instrument and acknowledged that he executed the same.

/s/ Martha A. Ortiz
Notary Public
(OFFICIAL SEAL) MARTHA A. ORTIZ NOTARY PUBLIC - STATE OF ILLINOIS MY COMMISSION EXPIRES: 07/23/07

By: /s/ David K. Cahoon
Name: David K. Cahoon
Title:

State of Utah )
) ss.
County of Salt Lake )

On this   15th   day of September, 2003, before me, personally appeared   David K. Cahoon    , personally known to me to be the person whose name is subscribed to this instrument and acknowledged that he/she executed the same.

/s/ Holly Bryce Devlin
Notary Public
(OFFICIAL SEAL) Notary Public HOLLY BRYCE DEVLIN [Address Illegible] Salt Lake City, Utah 84107 My Commission Expires: November 16, 2005 State Of Utah

By: /s/ Leanna Henley Packett
Name: Leanna Henley Packett
Title:

State of Georgia )
) ss.
County of Barrow )

On this   15   day of September, 2003, personally appeared before me    Leanna Henley Packett     , and proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to this instrument and acknowledged that he executed the same.

/s/ [Signature Illegible]
Notary Public
(SEAL)

By: /s/ Thomas G. Milne
Name: Thomas G. Milne
Title:

State of Utah	)
)ss.
County of Salt Lake	)

On this   15th   day of September, 2003, before me, personally appeared    Thomas Milne     , personally known to me to be the person whose name is subscribed to this instrument, and acknowledged that he/she executed the same.

/s/ Marcia L. Custer
Notary Public
(OFFICIAL SEAL) NOTARY PUBLIC MARCIA L. CUSTER 2149 East 4500 South Salt Lake City, Utah 84117 COMMISSION EXPIRES November 15, 2005 STATE OF UTAH

GAIL L. AND ARTHUR E. BENJAMIN FOUNDATION

By: /s/ Arthur Benjamin
Name: Arthur Benjamin
Title: Trustee
STATE OF ILLINOIS )
) ss.
COUNTY OF COOK )

On this   15   day of September, 2003, personally appeared before me     Martha A. Ortiz      , and proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to this instrument and acknowledged that he executed the same.

/s/ Martha A. Ortiz
Notary Public
(OFFICIAL SEAL) MARTHA A. ORTIZ NOTARY PUBLIC - STATE OF ILLINOIS MY COMMISSION EXPIRES: 07/23/07